Exhibit 2.1

EXECUTION COPY

PURCHASE AGREEMENT

by and among

VICTORY CAPITAL HOLDINGS, INC.,

HARVEST VOLATILITY MANAGEMENT, LLC,

THE MEMBERS OF HARVEST VOLATILITY MANAGEMENT, LLC

and

CURTIS F. BROCKELMAN, JR. and the LPC MEMBER,

each solely in their joint capacity as Members’ Representative

Dated as of:  September 21, 2018

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND RULES OF CONSTRUCTION		1

1.1.	Definitions	1

1.2.	Rules of Construction	21

ARTICLE II PURCHASE AND SALE		22

2.1.	Closing	22

2.2.	Purchase and Sale; Purchase Price	22

2.3.	Deliveries and Payments to Be Made in Connection with the Closing	22

2.4.	Post-Closing Adjustment to the Estimated Closing Cash Consideration Amount	25

2.5.	Earnout	29

2.6.	Purchase Price Allocation	32

2.7.	Delivery of Deferred Shares	33

2.8.	Withholding	34

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		34

3.1.	Organization and Power	34

3.2.	Authorization and Enforceability	34

3.3.	Capitalization of the Company; Subsidiaries	35

3.4.	No Violation	35

3.5.	Governmental Authorizations and Consents	36

3.6.	Financial Statements	36

3.7.	Absence of Certain Changes	37

3.8.	Real Property	37

3.9.	Intellectual Property	37

3.10.	Contracts	38

3.11.	Compliance with Laws	40

3.12.	Advisory Clients	43

3.13.	Actions	44

3.14.	Labor and Employment Matters	44

3.15.	Employee Benefits	45

3.16.	Taxes and Tax Matters	47

3.17.	Funds	49

3.18.	Insurance	51

3.19.	Affiliate Transactions	51

3.20.	No Brokers	51

3.21.	Disclaimer	52

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE MEMBERS		52

4.1.	Enforceability	52

4.2.	No Violation	52

4.3.	Ownership	53

4.4.	Governmental Authorizations and Consents	53

4.5.	Actions	53

4.6.	No Brokers	53

4.7.	Investment Intent	53

4.8.	Disclaimer	54

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		54

5.1.	Organization and Power	54

5.2.	Authorization and Enforceability	54

5.3.	No Violation	54

5.4.	Governmental Authorizations and Consents	55

5.5.	Section 15(f) of the Investment Company Act	55

5.6.	Actions	55

5.7.	Financial Capacity	55

5.8.	SEC Filings; Financial Statements	56

5.9.	ERISA Advisory Clients	57

5.10.	No Brokers	57

5.11.	Investment Intent	57

5.12.	No Reliance	57

5.13.	Absence of Certain Changes	57

ARTICLE VI COVENANTS		58

6.1.	Conduct of the Company	58

6.2.	Access to Information Prior to the Closing	60

6.3.	Advisory Client Consents	60

6.4.	Efforts; Regulatory Filings	63

6.5.	Certain Tax Matters	64

6.6.	Post-Closing Investment Company Compliance	64

6.7.	Public Announcements	65

6.8.	Notice of Certain Events	65

6.9.	No Negotiation	65

6.10.	Efforts to Obtain Funding	65

6.11.	Cooperation with Financing	66

6.12.	Financial Statements	68

6.13.	Restrictions on Transfer of Share Consideration	68

6.14.	Excess Cash	69

6.15.	Incentive Fees	69

6.16.	Patriot Registered Funds Boards	69

6.17.	Release of Guarantee	69

ARTICLE VII CONDITIONS TO CLOSING		70

7.1.	Conditions to All Parties’ Obligations	70

7.2.	Conditions to the Company’s and the Members’ Obligations	70

7.3.	Conditions to Buyer’s Obligations	71

ARTICLE VIII DELIVERIES BY THE COMPANY AND THE MEMBERS AT CLOSING		72

8.1.	Closing Certificate	72

8.2.	Escrow Agreement	72

8.3.	FIRPTA, Section 1446(f) and IRS Form W-9	72

ARTICLE IX DELIVERIES BY BUYER AT CLOSING		72

9.1.	Officer’s Certificate	72

9.2.	Closing Cash Consideration Amount	72

9.3.	Closing Shares	72

9.4.	Escrow Agreement	72

ARTICLE X INDEMNIFICATION; SURVIVAL		73

10.1.	Survival	73

10.2.	Indemnification	73

ARTICLE XI TERMINATION		79

11.1.	Termination	79

11.2.	Procedure and Effect of Termination	80

ARTICLE XII MISCELLANEOUS		80

12.1.	Members’ Representative	80

12.2.	Expenses	82

12.3.	Notices	82

12.4.	Governing Law	84

12.5.	Entire Agreement	84

12.6.	Severability	84

12.7.	Amendment	84

12.8.	Effect of Waiver or Consent	85

12.9.	Parties in Interest; Limitation on Rights of Others	85

12.10.	Assignability	85

12.11.	Disclosure Schedules	85

12.12.	Jurisdiction; Court Proceedings; Waiver of Jury Trial	86

12.13.	No Other Duties	86

12.14.	Specific Performance	87

12.15.	Counterparts	87

12.16.	Further Assurance	87

12.17.	No Recourse	87

12.18.	Financing Sources	88

12.19.	Legal Representation	89

Exhibits:

Exhibit A:                                         Employment Documentation

Exhibit B:                                         Closing Date Net Working Capital

Exhibit C:                                         Sample Cash and Share Adjustment Calculations

Exhibit D:                                         Debt Commitment Letter

Exhibit E:                                          Consent Expenses

Exhibit F:                                           Tax Allocation Principles

Annexes:

Annex A:                                            Members and Units

Annex B:                                            Member Percentages

Schedules:

Company Disclosure Schedule

Schedule 1.1(a) (Base Date Advisory Revenue Run-Rate)
Schedule 1.1(b) (Change of Control)

Schedule 1.1(c) (Closing Date Indebtedness)
Schedule 1.1(d) (Escrow Agreement Terms)

Schedule 1.1(e) (Patriot Net Revenue Products and Platform Relationships)

Schedule 6.17 (Release of Guarantee)

i

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of September 21, 2018, by and among Victory Capital Holdings, Inc., a Delaware corporation (“Buyer”), Harvest Volatility Management, LLC, a Delaware limited liability company (the “Company”), the Persons listed on Annex A (collectively, the “Members” and each, individually, a “Member”) Curtis F. Brockelman and the LPC Member, each solely in their joint capacity as Members’ Representative.

RECITALS

WHEREAS, the Members, together, own all of the equity interests in the Company;

WHEREAS, each Member owns, or immediately prior to the Closing, will own, that number of Class A-1 Units or Class A-2 Units set forth opposite such Member’s name on Annex A;

WHEREAS, Buyer desires to purchase from each Member, and each Member desires to sell to Buyer, the number of Class A-1 Units or Class A-2 Units set forth opposite such Member’s name on Annex A (collectively, the “Class A Units”), which Class A Units represent, in the aggregate, 100% of the outstanding equity interests in the Company;

WHEREAS, Buyer has required, as a condition to its execution of this Agreement and in order to enable Buyer to secure more fully the benefits of this Agreement, the simultaneous execution of certain employment documentation with each of the Principal Employees, each to become effective at the Closing (together, the “Employment Documentation”); and

WHEREAS, Buyer has required, as a condition to its execution of this Agreement and in order to enable Buyer to secure more fully the benefits of this Agreement, the simultaneous execution of non-competition and non-solicitation agreements with certain of the Members.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Definitions and Rules of Construction

1.1.                            Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“12b-1 Plan” means any distribution plan adopted by a Patriot Registered Fund in accordance with Rule 12b-1 under the Investment Company Act.

“2018 Audit” has the meaning set forth in Section 6.12(b).

“Accounting Arbitrator” means PricewaterhouseCoopers or another nationally-recognized independent accounting firm reasonably acceptable to the Members’ Representative and Buyer (provided that such accounting firm shall be an accounting firm with which no party hereto or any of its Affiliates has as of the date hereof or at the time of the dispute giving rise to the need for an Accounting Arbitrator, any significant business relationship).

“Action” has the meaning set forth in Section 3.13.

“Adjustment Escrow Amount” means (x) $850,000 plus (y) 15,654 Closing Shares.

“Adjustment Escrow Fund” has the meaning set forth in Section 2.3(g)(iv).

“Adjustment Escrow Shortfall Amount” means, in the event the Closing Consideration Adjustment is payable to Buyer pursuant to Section 2.4(b)(ii), the amount by which funds available in the Adjustment Escrow Fund are less than the Closing Consideration Adjustment owed to Buyer.

“Advised Client” means each Advisory Client to which the Company provides Investment Services that is advised, sponsored or otherwise has its account managed by an investment or financial adviser unaffiliated with the Company with authority to provide consents with respect to such Persons and that are identified in Section 3.12 of the Company Disclosure Schedule as “Advised Clients”.

“Advised Client Adviser” has the meaning set forth in Section 6.3(d).

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

“Advisory Client” means any client to whom the Company provides Investment Services (including the Patriot Registered Funds, the Patriot Private Funds, the Advised Clients and the Separate Account Clients).  With respect to any client for which the Company provides Investment Services under more than one Advisory Contract, for purposes hereof, such client shall be considered to be a separate “Advisory Client” with respect to each such Advisory Contract.

“Advisory Contract” means any written agreement pursuant to which the Company provides Investment Services to any Advisory Client.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, provided, that no Patriot Funds or Advisory Client shall be deemed an Affiliate of the Company and provided, further, that the Company shall be deemed for purposes of this Agreement an Affiliate of the Members, other than the LPC Member, prior to the Closing and of Buyer from and after the Closing; provided, further, that no advisory client of or funds managed by, Buyer or its Subsidiaries shall be deemed an Affiliate of Buyer.

“Aggregate Closing Advisory Revenue Run-Rate” means the sum of the Closing Advisory Revenue Run-Rates for all of the Advisory Clients with respect to which Client Consent has been obtained (and not revoked) as of the Closing Measurement Date.

“Agreement” means this Purchase Agreement, as it may be amended from time to time.

“Ancillary Documents” means the documents being executed and delivered in connection with this Agreement and the Contemplated Transactions.

“Annual Payment Limitation” has the meaning set forth in Section 2.5(c).

“Applicable Courts” has the meaning set forth in Section 12.18.

“Applicable Denominator” means (a) $61 million for the First Earnout Period, (b) $94.7 million for the Second Earnout Period and (c) $138.4 million for the Third Earnout Period.

“Applicable Market Value” means, for any Measurement Period, the Average VWAP per share of Class A Common Stock for such Measurement Period.

“Applicable Percentage” means, for each Earnout Period, a fraction, the numerator of which is the excess of the Patriot Net Revenue for such Earnout Period over the applicable Minimum Patriot Net Revenue, and the denominator of which is the Applicable Denominator.

“Base Date” means July 31, 2018.

“Base Date Advisory Revenue Run-Rate” means $40,606,765, which was calculated as of the Base Date as set forth on Schedule 1.1(a).

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Adviser” means Victory Capital Management Inc. or an SEC-registered investment adviser Affiliate thereof.

“Buyer Fund Board” has the meaning set forth in Section 6.3(a).

“Buyer Fundamental Representations” means Section 5.1 (Organization and Power), Section 5.2 (Authorization and Enforceability) and Section 5.10 (No Brokers).

“Buyer Fund Series” has the meaning set forth in Section 6.3(a).

“Buyer Indemnitees” has the meaning set forth in Section 10.2(b).

“Buyer Material Adverse Effect” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on (a) the assets, properties, business, results of operations or condition (financial or otherwise) of Buyer and its Subsidiaries, taken as a whole; provided, that none of the following events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts shall be taken into account in determining whether there has been or may be a Buyer Material Adverse Effect: (i) any change or development in United States securities markets or general economic conditions; (ii) any act of war or armed hostilities; (iii) any change or development in the economic conditions generally affecting the investment advisory industry; (iv) any failure of Buyer to meet, with respect to any period or periods, any projections or forecasts of earnings or revenues; (v) the execution or public announcement of this Agreement (including any adverse change in client and employee relationships resulting from such execution or public announcement); or (vi) any change in the dollar amount of assets under management of Buyer from redemptions or withdrawals or market appreciation or depreciation (it being understood that for purposes of clauses (iv) and (vi), the changes or effects giving rise thereto that are not otherwise excluded from the definition of “Buyer Material Adverse Effect” may be taken into account in determining whether there has been a “Buyer Material Adverse Effect”); provided, however, that any condition, change, effect or event referred to in clauses (i), (ii), or (iii) above may be taken into account in determining whether a “Buyer Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent such condition, change, effect or event had a disproportionate effect on Buyer and its Subsidiaries relative to other companies in the industries or markets in which Buyer and its Subsidiaries operate, or (b) the ability of Buyer to consummate the Contemplated Transactions and fulfill its obligations hereunder.

“Buyer Trust” has the meaning set forth in Section 6.3(a).

“Cap” has the meaning set forth in Section 10.2(c)(i).

“Cash Escrow Amounts” means the cash portion of the Indemnity Escrow Amount and the Adjustment Escrow Amount.

“Catch-Up Payment” has the meaning set forth in Section 2.5(a)(ii).

“CEA” means the Commodity Exchange Act of 1936, as amended.

“Change in Control Payment” means an obligation to pay any transaction, retention, change in control or similar bonuses, severance payments and other employee-related change of control payments payable by the Company or any Subsidiaries as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement.  Notwithstanding anything herein to the contrary, a severance payment for an employee of the Company or any of its Subsidiaries (including the employer portion of any withholding, payroll, employment or similar Taxes associated therewith) that is triggered by the occurrence of (a) the Contemplated Transactions, followed by (b) a subsequent termination upon or after the Closing Date of such employee’s employment with the Company or any of its Subsidiaries shall not be deemed a Change in Control Payment, unless such employee has the right to resign and collect severance as a result of the transactions contemplated by this Agreement without any additional act or omission by Buyer or any of its Affiliates.

“Change of Control” has the meaning set forth on Schedule 1.1(b).

“Claimed Indemnification Amount” means the reasonable good faith estimate of the aggregate amount of Losses claimed, as of the Initial Indemnity Escrow Release Date or Final Indemnity Escrow Release Date, as applicable, in respect of unresolved indemnification notices that have been timely delivered in good faith as of such date in accordance with Section 10.2.

“Class A Common Stock” means Buyer’s Class A Common Stock, $.01 par value per share.

“Class A Units” has the meaning set forth in the recitals.

“Class B Common Stock” means Buyer’s Class B Common Stock, $.01 par value per share.

“Client Consent” means (a) with respect to each Patriot Registered Fund, Fund Board Approval and Fund Shareholder Approval obtained in accordance with Section 6.3(a) or 6.3(b), (b) with respect to a Patriot Private Fund, Separate Account Client or Advised Client, Non-RIC Account Consent in each case obtained (and not revoked) in accordance with Section 6.3(d).

“Closing” has the meaning set forth in Section 2.1.

“Closing Advisory Revenue Run-Rate” means, with respect to any Advisory Client, an amount equal to the product of (a) the Closing Assets Under Management of such Advisory Client multiplied by (b) the applicable Closing Fee Rate.

“Closing Assets Under Management” means, with respect to any Advisory Client, the dollar amount of assets under management by the Company for such Advisory Client as of the Base Date (or, in the case of any Advisory Client who became an Advisory Client after the Base Date, the dollar amount of the assets such Advisory Client placed under management by the Company on the date such Person became an Advisory Client), calculated in the same manner as provided for the calculation of base fees under the applicable Advisory Contract, in each case, as adjusted to reflect any contributions (including the dollar amount of any binding subscriptions not yet funded, provided that they shall cease to be counted at the True-Up Date if not funded by the True-Up Date) or purchases (including reinvestment of dividends), or any redemptions or withdrawals (or requests for withdrawals or redemptions) received (to the Knowledge of the Company, if such requests are not in writing) (and provided that any such withdrawal or redemption request shall be disregarded at the True-Up Date if the redemption or withdrawal has not been actually effectuated by the True-Up Date), by or to (as applicable) such Advisory Client (or Fund Investor, in the case of any Patriot Fund) after the Base Date (or, in the case of any Advisory Client who became an Advisory Client after the Base Date but before the close of business on the Closing Measurement Date, any contributions (including the dollar amount of any binding subscriptions not yet funded, provided that they shall cease to be counted at the True-Up Date if not funded by the True-Up Date) or purchases (including reinvestment of dividends) or any redemptions or withdrawals (or requests for withdrawals or redemptions) received (to the Knowledge of the Company, if such requests are not in writing) (and provided that any such withdrawal or redemption request shall be disregarded at the True-Up Date if the redemption or withdrawal has not been actually effectuated by the True-Up Date), by or to (as applicable) such

Advisory Client (or Fund Investor in the case of any Patriot Fund) after the Base Date and prior to the close of business on the Closing Measurement Date; provided that Closing Assets Under Management shall not be adjusted for any contributions or purchases (other than any reinvestment of dividends) after the Base Date by any Member, or any Affiliate or family member of any Member.  For the avoidance of doubt, the calculation of Closing Assets Under Management is intended to exclude any market appreciation or depreciation or currency fluctuations of assets under management following the Base Date (or in the case of any Advisory Client who became an Advisory Client after the Base Date, after the date such Person became an Advisory Client).

“Closing Cash Consideration Amount” has the meaning set forth in Section 2.2(c).

“Closing Cash Percentage” means, with respect to any Member, the percentage set forth opposite such Member’s name under the heading “Closing Cash Percentage” on Annex B.

“Closing Consideration Adjustment” has the meaning set forth in Section 2.4(b).

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Cash” means the aggregate amount of all cash and cash equivalents determined in accordance with GAAP, plus deposits of checks in transmit and minus outgoing checks, held by the Company and its Subsidiaries determined as of 11:59 p.m. New York Time on the date immediately preceding the Closing Date.

“Closing Date Company Transaction Expenses” means the amount of unpaid Company Transaction Expenses determined as of 11:59 p.m. New York Time on the date immediately preceding the Closing Date.

“Closing Date Indebtedness” means the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis as of 11:59 p.m. New York Time on the date immediately preceding the Closing Date, determined in accordance with GAAP applied on a basis consistent with the application of GAAP for purposes of the Financial Statements, except as set forth on Schedule 1.1(c).

“Closing Date Net Working Capital” means (a) the sum of the total current assets, (including unrestricted Closing Date Cash), of the Company and its Subsidiaries on a consolidated basis as of 11:59 p.m. New York Time on the date immediately prior to the Closing Date minus (b) the sum of the total current liabilities (excluding Indebtedness and accrued Company Transaction Expenses) of the Company and its Subsidiaries on a consolidated basis as of 11:59 p.m. New York Time on the date immediately prior to the Closing Date, each calculated in accordance with the example calculation and principles set forth in Exhibit B and (except to the extent otherwise expressly provided in Exhibit B) determined in accordance with GAAP applied on a basis consistent with the application of GAAP for purposes of the Financial Statements.

“Closing Date Revenue Run-Rate Statement” has the meaning set forth in Section 2.3(a).

“Closing Date Statement” has the meaning set forth in Section 2.4(a).

“Closing Fee Rate” means, with respect to any Advisory Client, the stated fee rate payable to the Company for Investment Services pursuant to the Advisory Contract of such Advisory Client that is in effect as of the close of business on the Closing Measurement Date (provided that in the event that the stated fee rate payable pursuant to any such Advisory Contract differs depending on the amount of assets under management, for purposes hereof, the Closing Fee Rate shall be deemed to be the effective fee rate under such Advisory Contract based on the stated fee rate(s) applicable at the level of Closing Assets Under Management under such Advisory Contract), excluding any performance-based, incentive, contingent or similar fee, but taking into account, any fee or expense waiver, rebate or cap, revenue sharing, broker service fee or other reimbursement obligation or similar offset in effect on the Closing Measurement Date.

“Closing Measurement Date” means the date that is five (5) Business Days prior to the Closing Date.

“Closing Shares” has the meaning set forth in Section 2.2(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 5.7(a).

“Company” has the meaning set forth in the Preamble.

“Company Advisers” means the Company, Harvest Volatility Advisors, LLC and Harvest Volatility Partners, LLC.

“Company Disclosure Schedule” means the disclosure schedule of even date herewith delivered by the Company to Buyer in connection with the execution and delivery of this Agreement.

“Company Fundamental Representations” means Section 3.1 (Organization and Power), Section 3.2 (Authorization and Enforceability), Section 3.3(a) (Capitalization of the Company), Section 3.20 (No Brokers), Section 4.1 (Enforceability), Section 4.3 (Ownership), and Section 4.6 (No Brokers).

“Company Intellectual Property” means all Intellectual Property owned by the Company or its Subsidiaries.

“Company Material Adverse Effect” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on (a) the assets, properties, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, that none of the following events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts shall be taken into account in determining whether there has been or may be a Company Material Adverse Effect: (i) any change or development in United States securities markets or general economic conditions; (ii) any act of war or armed hostilities; (iii) any change or development in the economic conditions generally affecting the investment advisory industry; (iv) any failure of the Company to meet, with respect to any period or periods, any projections or forecasts of earnings or revenues; (v) the execution or public announcement of this Agreement (including any adverse change in client and employee relationships resulting from such execution or public announcement and/or any failure of an Advisory Client to grant consent under an Advisory Contract in connection with the Contemplated Transactions); or (vi) any change in the dollar amount of assets under management of the Company from redemptions or withdrawals or market appreciation or depreciation (it being understood that for purposes of clauses (iv) and (vi), the changes or effects giving rise thereto that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a “Company Material Adverse Effect”); provided, however, that any condition, change, effect or event referred to in clauses (i), (ii), or (iii) above may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent such condition, change, effect or event had a disproportionate effect on the Company and its Subsidiaries relative to other companies in the industries or markets in which the Company and its Subsidiaries operate, or (b) the ability of the Company to consummate the Contemplated Transactions and fulfill its obligations hereunder.

“Company Regulatory Documents” has the meaning set forth in Section 3.11(b).

“Company Related Parties” has the meaning set forth in Section 12.18.

“Company Transaction Expenses” means (i) all fees, costs and expenses of the Company and its Subsidiaries incurred or payable in connection with the preparation, execution and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, including all such fees, costs and expenses owed by the Company or its Subsidiaries to attorneys, accountants, consultants and financial advisors of the Company, (ii) fifty percent (50%) of all Consent Expenses, (iii) fifty percent (50%) of the filing fees pursuant to the HSR Act and (iv) the Change in Control Payments.

“Competing Product” means any product or service the primary investment strategy of which is to capture alpha (whether from income, gains and/or reduction to the volatility of a broader investment portfolio) primarily from the volatility of underlying securities, indices, commodities, and/or other similar financial instruments through the use of puts and calls of listed index options, OTC options, flex options, options on futures, or similar derivatives designed to capture similar results.  For the avoidance of doubt, the parties acknowledge that the following are not Competing Products: any portfolio, product or service managed or offered by Buyer or its Affiliates that uses derivatives as a hedge, income source or exposure so long as such use is ancillary to the primary investment strategy of such portfolio, product or service.

“Composites” has the meaning set forth in Section 3.11(i).

“Confidentiality Agreement” means the Confidentiality Agreement between the Company and Buyer, dated February 20, 2018.

“Consent Expenses” means the costs and expenses set out on Exhibit E.

“Consent Notice” has the meaning set forth in Section 6.3(d).

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Contract” means any written or oral agreement, license, contract, arrangement, understanding, obligation or commitment to which a party is bound.

“Current Earnout Period” has the meaning set forth in Section 2.5(a)(ii).

“Current Year Payment” means, with respect to any Earnout Period:

(a) in the event the Patriot Net Revenue for such Earnout Period is equal to or less than the Minimum Patriot Net Revenue for such Earnout Period, zero;

(b) in the event the Patriot Net Revenue for such Earnout Period is greater than the Minimum Patriot Net Revenue, but less than the Target Patriot Net Revenue for such Earnout Period, an amount equal to (i) the Target Payment Amount multiplied by (ii) the Applicable Percentage for such Earnout Period; and

(c) in the event the Patriot Net Revenue for such Earnout Period is equal to or greater than the Target Patriot Net Revenue for such Earnout Period, the Target Payment Amount.

“Deductible” has the meaning set forth in Section 10.2(c)(i).

“Deferred Due Amount” has the meaning set forth in Section 2.5(c).

“Deferred Shares” means, collectively, the First Quarter Deferred Shares, the Second Quarter Deferred Shares, the Third Quarter Deferred Shares and the Fourth Quarter Deferred Shares.

“DOJ” has the meaning set forth in Section 6.4(b).

“Earnout Amount” means a Current Year Payment and/or a Catch-Up Payment.

“Earnout Objection Disputes” has the meaning set forth in Section 2.5(b)(ii).

“Earnout Percentage” means, with respect to any Member, the percentage set forth opposite such Member’s name under the heading “Earnout Percentage” on Annex B.

“Earnout Period” means the First Earnout Period, the Second Earnout Period or the Third Earnout Period, as applicable.

“Earnout Statement” has the meaning set forth in Section 2.5(b)(i).

“Employee Committee” means the committee established pursuant to the Employee Shareholders’ Agreement.

“Employee Shareholders’ Agreement” means that certain Shareholders’ Agreement among the Employee Committee and certain employees of Buyer, dated as of February 12, 2018.

“Employment Documentation” has the meaning set forth in the Recitals.

“End Date” has the meaning set forth in Section 11.1(c).

“Equity Securities” of any Person means any and all shares of capital stock, membership interests, units, warrants, profits interests, or options of such Person, and all securities of such Person exchangeable for or convertible or exercisable into, or based on the value of, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any of its Subsidiaries, or that is, or was at the relevant time, a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means JPMorgan Chase Bank, N.A. so long as it agrees to incorporate into the Escrow Agreement the terms set forth on Schedule 1.1(d), or another nationally recognized bank with net tangible assets of at least $500,000,000 that agrees to incorporate into the Escrow Agreement the terms set forth on Schedule 1.1(d), and is reasonably acceptable to the Members’ Representative and Buyer.

“Escrow Agreement” means an Escrow Agreement, dated as of the Closing Date, by and among Buyer, the Members’ Representatives and the Escrow Agent that is in a form mutually reasonably acceptable to such parties and incorporates the terms set forth on Schedule 1.1(d).

“Estimated Closing Cash Consideration Amount” has the meaning set forth in Section 2.3(e).

“Estimated Closing Date Company Transaction Expenses” has the meaning set forth in Section 2.3(a).

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.3(a).

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Closing Date Statement” has the meaning set forth in Section 2.3(a).

“Estimated Closing Share Number” has the meaning set forth in Section 2.3(f).

“Excess Cash” has the meaning set forth in Section 6.14.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulation of the SEC thereunder.

“Final Indemnity Escrow Release Date” has the meaning set forth in Section 10.2(f)(iii).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Financing” has the meaning set forth in Section 5.7(a).

“Financing Sources” means Royal Bank of Canada and each other Person that has committed to provide or cause to be provided the Financing pursuant to the Commitment Letter (including, without limitation, any such Person that has not executed the Commitment Letter as of the date hereof, but becomes party thereto after the date hereof in accordance with the terms thereof), including the directors, officers, employees, Affiliates and managers of each of the foregoing.

“FIRPTA Certificate” has the meaning set forth in Section 8.3.

“First Earnout Period” means calendar year 2021.

“First Quarter Deferred Shares” means that number of shares of Class B Common Stock equal to $7,687,500 divided by the Applicable Market Value for the First Quarter Measurement Period.

“First Quarter Measurement Period” means, (a) if following the Closing Date, there are twenty (20) or more Trading Days remaining in the calendar quarter in which the Closing occurs, the twenty (20) consecutive Trading Day period ending on, and including, the last Trading Day of such quarter, or (b) if, following the Closing Date, there are fewer than twenty (20) Trading Days remaining in the calendar quarter in which the Closing occurs, the twenty (20) consecutive Trading Day period ending on, and including, the last Trading Day of the first full calendar quarter following the Closing.

“Form ADV” has the meaning set forth in Section 3.11(d).

“Fourth Quarter Deferred Shares” means that number of shares of Class B Common Stock equal to $7,687,500 divided by the Applicable Market Value for the Fourth Quarter Measurement Period.

“Fourth Quarter Measurement Period” means, (a) if following the Closing Date, there are twenty (20) or more Trading Days remaining in the calendar quarter in which the Closing occurs, the twenty (20) consecutive Trading Day period ending on, and including, the last Trading Day of the third full calendar quarter following such quarter, or (b) if, following the Closing Date, there are fewer than twenty (20) Trading Days remaining in the calendar quarter in which the Closing occurs, the twenty (20) consecutive Trading Day period ending on, and including, the last Trading Day of the fourth full calendar quarter following the Closing.

“FTC” has the meaning set forth in Section 6.4(b).

“Fund” means any investment company registered, or required to be registered, under the Investment Company Act.

“Fund Board Approval” means, with respect to each Patriot Registered Fund, Fund IMA Board Approval or Fund Board Reorganization Approval, as applicable.

“Fund Board Reorganization Approval” has the meaning set forth in Section 6.3(a).

“Fund IMA Board Approval” has the meaning set forth in Section 6.3(b).

“Fund Investor” means an investor in any Patriot Fund.

“Fund Proxy Statement” has the meaning set forth in Section 6.3(c).

“Fund Reorganization” has the meaning set forth in Section 6.3(a).

“Fund Reorganization Proxy Statement/Prospectus” has the meaning set forth in Section 6.3(a).

“Fund Shareholder Approval” means, with respect to each Patriot Registered Fund, Fund Shareholder IMA Approval or Fund Shareholder Reorganization Approval, as applicable.

“Fund Shareholder IMA Approval” has the meaning set forth in Section 6.3(c).

“Fund Shareholder Reorganization Approval” has the meaning set forth in Section 6.3(a).

“Funds Flow” means that certain funds flow prepared by the Members’ Representative and delivered to Buyer prior to the Closing Date.

“GAAP” means United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied, with respect to the Company, applied consistently with the past practices of the Company.

“GIPS” has the meaning set forth in Section 3.11(i).

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court or Self-Regulatory Organization.

“Governmental Consents” has the meaning set forth in Section 3.5.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any federal, state, local or non-U.S. Tax that is based on or measured by net income or profits.

“Income Tax Return” means any Tax Return relating to an Income Tax.

“Indebtedness” means, without duplication, all indebtedness for borrowed money (including (a) accrued and unpaid interest, (b) premium thereon and (c) any prepayment penalties, breakage costs, fees or expenses arising as a result of the discharge of such amount owed), obligations evidenced by bonds, notes or debentures, reimbursement obligations related to letters of credit, bankers’ acceptances, surety or other bonds, earn-out payments, installment payments or other similar payments of deferred or contingent purchase price, redemption value of or value of payments required to terminate, as applicable, all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by any such Person, whether periodically or upon the happening of a contingency, obligations under capital leases, any guarantees of indebtedness or other obligations of the types described above, in each case, to the extent not reflected in the Closing Date Net Working Capital as current liabilities of the Company and its Subsidiaries; provided, that Indebtedness shall not include (i) accounts payable to trade creditors, accrued expenses and deferred revenues arising in the ordinary course of business, and (ii) the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnification Percentage” means, with respect to any Member, the percentage set forth opposite such Member’s name under the header “Indemnification Percentage” on Annex B.

“Indemnified Party” has the meaning set forth in Section 10.2(b).

“Indemnitee” has the meaning set forth in Section 10.2(d)(i).

“Indemnitor” has the meaning set forth in Section 10.2(d)(i).

“Indemnity Escrow Amount” means (x) ten percent (10%) of the Estimated Closing Cash Consideration Amount plus (y) (A) a number of Closing Shares equal to ten percent (10%) of the Estimated Closing Share Number plus (B) 320,901 Closing Shares.

“Indemnity Escrow Fund” has the meaning set forth in Section 2.3(g)(iii).

“Individual Member Breach” has the meaning set forth in Section 10.2(c)(vi).

“Initial Indemnity Escrow Release Date” has the meaning set forth in Section 10.2(f)(ii).

“Intellectual Property” means all (a) patents, (b) copyrights, (c) trademarks and service marks, together with all goodwill associated therewith, (d) trade secrets, know-how and other confidential and proprietary information, and (e) all registrations and applications for registration of any of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulation of the SEC thereunder.

“Investment Services” means any investment advisory or investment management services (including sub-investment advisory and sub-investment management services and the provision of model portfolios) or other related services, including (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds), (b) the giving of advice with respect to the investment or reinvestment of assets or funds (or any group of assets or funds), or (c) otherwise acting as an “investment adviser” within the meaning of the Advisers Act, and performing activities related or incidental thereto.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” means the knowledge of any of the following personnel of the Company following reasonable inquiry or investigation: Curtis F. Brockelman, Jr., Richard L. Selvala, Jr., and Joe Clough.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Lien” means any lien, security interest, pledge or other similar encumbrance.

“Loss” or “Losses” means all claims, losses, liabilities, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees; provided, that (i) Losses shall not include consequential damages (to the extent not reasonably foreseeable), special or exemplary damages, or punitive damages, except to the extent paid to a third party and (ii) for purposes of computing Losses incurred by an Indemnitee, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments, reimbursements or other payment from a third party actually received.

“LPC Member” means LPC Harvest, LP, a Delaware limited partnership.

“March 2019 Financials” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of, and the related unaudited statements of income, retained earnings and cash flows for, the fiscal quarter of the Company ending on or about March 31, 2019, setting forth in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding fiscal quarter of the previous year, prepared in accordance with GAAP applied on a consistent basis subject to normal year-end audit adjustments and the absence of footnotes.

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Measurement Period” means the First Quarter Measurement Period, the Second Quarter Measurement Period, the Third Quarter Measurement Period or the Fourth Quarter Measurement Period.

“Member(s)” has the meaning set forth in the Preamble.

“Member Indemnitees” has the meaning set forth in Section 10.2(a).

“Member-Prepared Tax Return” has the meaning set forth in Section 6.5(b).

“Members’ Representative” means, solely in their capacity as Members’ Representative and not in any other capacity, the following Persons acting together by mutual agreement in writing (a) Curtis F. Brockelman, as the individual designated by Perch Bay Group LLC, in his capacity as representative of Perch Bay Group LLC, on behalf of Perch Bay Group LLC, and (b) the LPC Member.

“Minimum Patriot Net Revenue” means Patriot Net Revenue of $51,000,000 for each of the First Earnout Period, the Second Earnout Period and the Third Earnout Period.

“Non-RIC Account Consent” has the meaning set forth in Section 6.3(d).

“Objection Disputes” has the meaning set forth in Section 2.4(c).

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Partner Member” means each of Richard L. Selvala, Jr., the Alisa Brockelman 2012 Family Trust, and Perch Bay Group LLC.

“Patriot Funds” means the Patriot Registered Funds and the Patriot Private Funds.

“Patriot Net Revenue” means, for any Earnout Period, the gross fees (including all investment management fees, advisory fees, performance fees, incentive fees, incentive allocations, carried interest and similar fees and allocations) actually earned and payable for Investment Services in respect of assets (including any assets raised by Buyer or its controlled Affiliates) which are, in any part, managed, advised or sub-advised by, and/or managed in any investment product or service of Buyer or its controlled Affiliates that was developed by or otherwise offered by (during their time as members of the Patriot Team), any member of the Patriot Team on behalf of Buyer or its controlled Affiliates (including the Company) during such Earnout Period (excluding any bona fide out-of-pocket administration fees, and net of any bona fide fee rebates or discounts (to the extent not reflected in the amount of the fees charged), or any bona fide subadvisory fees, service fees, revenue sharing fees, third party introducing broker and referral fees or distribution fees or charges paid to a Person other than the Company, Buyer or any of their respective controlled Affiliates); provided, that in the event that there is any Competing Product managed, offered, advised or sub-advised by Buyer or any of its controlled Affiliates following the Closing and prior to the end of an Earnout Period, the Patriot Net Revenue for such Earnout Period shall also include the net revenue generated by such Competing Product (calculated on the same basis as in the prior sentence but without requiring any involvement of the Patriot Team) during the portion of such Earnout Period in which Buyer owns such Competing Product; provided, further, if a Change of Control occurs following the Closing and prior to the end of the Earnout Period, the Patriot Net Revenue for any Earnout Period beginning after the occurrence of a Change of Control shall in no event be less than (i) the Patriot Net Revenue for the calendar year immediately preceding such Earnout Period (the “Prior Year”) multiplied by (ii) (x) the Patriot Net Revenue for the Prior Year divided by (y) the Patriot Net Revenue for the calendar year immediately preceding such Prior Year.  With respect to the second proviso in the previous sentence, if a Change of Control occurs following the Closing and prior to the end of calendar year 2020, if applicable, (I) Patriot Net Revenue for calendar year 2019 shall equal the sum of (A) Patriot Net Revenue for the portion of the 2019 calendar year prior to Closing (with all references to “Buyer” replaced with “Company”) plus (B) Patriot Net Revenue for the portion of the 2019 calendar year following the Closing and (II) Patriot Net Revenue for calendar year 2018 shall equal Patriot Net Revenue for the 2018 calendar year (with all references to “Buyer” replaced with “Company”).  Without limiting the generality of the foregoing, Patriot Net Revenue shall include (without limitation) the net revenue from the products and the platform relationships with respect to such products, in each case as set forth on Schedule 1.1(e).  In the event that any Patriot Team member becomes significantly involved at the request of Buyer in any other revenue-producing business activities on behalf of Buyer and its Affiliates, then Buyer and the Principal Employees shall in good faith agree upon appropriate credit towards Patriot Net Revenue arising from such activities.

“Patriot Private Funds” means Harvest Edge Global Risk Premia Equity LP.

“Patriot Registered Funds” means Harvest Edge Absolute Fund, Harvest Edge Bond Fund, and Harvest Edge Equity Fund.

“Patriot Team” means any and all portfolio managers and investment professionals (a) employed by the Company as of immediately prior to the Closing, or (b) in the employ of Buyer or its Affiliates following the Closing and (in the case of this clause (b)) spending a majority of their time on the provision of Investment Services with respect to the same investment products and services as any members of the Patriot Team described in clause (a).

“Patriot Trust Company” means Harvest Volatility Edge Trust.

“Performance Records” has the meaning set forth in Section 3.11(i).

“Permit” means all licenses, permits, certificates, registrations, orders, concessions, declarations, authorizations and approvals issued by or obtained from any Governmental Authority.

“Permitted Holders” means (i) Crestview Partners II GP, L.P. and Crestview Victory, LP and their respective Affiliates and (ii) the Employee Committee.

“Permitted Lien” means any (a) Lien in respect of Taxes, if due, the validity of which is being contested in good faith by appropriate proceedings, or Lien in respect of Taxes not yet due and payable, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business and not yet due and payable, (c) Liens created by law under any lease (i.e., a statutory landlord’s lien), except for any such Lien arising as a result of any failure to timely make any payment or failure to perform any other obligation or other default under such lease, (d) Liens securing rental payments under lease arrangements secured by personal property (e.g., equipment) being rented thereby, (e) zoning restrictions, land use regulations, declarations, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property and third party easements, rights of way or similar matters that are recorded in the county records where the affected property is located and are not violated and do not prohibit the use of the property as currently used, and (f) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company as currently conducted.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs or arrangements, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed to or required to be contributed to by the Company or its Subsidiaries.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Taxes” means any and all liability for Taxes of the Company, its Subsidiaries, or for which the Company becomes liable, in each case (i) for any Pre-Closing Period, and (ii) for any taxable period beginning on or before and ending after the Closing Date, the portion of such period up to and including the Closing Date and in each case, to the extent that any such Taxes were not taken into account in the calculation of Closing Date Net Working Capital.  For purposes of the preceding clause (ii), the amount of Taxes for any taxable period beginning on or before and ending after the Closing Date that are allocable to the portion of such period up to and including the Closing Date shall be mutually determined by Buyer and the Members’ Representative based upon a hypothetical closing of the taxable year on the Closing Date; provided, however, that real, personal property, and other Taxes which are imposed on a periodic basis that are allocable to the portion of such period up to and including the Closing Date, shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such taxable period.

“Previous Patriot Net Revenue Highwater Mark” has the meaning set forth in Section 2.5(a)(ii).

“Principal Employees” means Curtis F. Brockelman, Jr. and Richard L. Selvala, Jr.

“Prior Earnout Period” has the meaning set forth in Section 2.5(a)(ii).

“Prior Period Incremental Percentage” means for any Prior Earnout Period, a fraction, the numerator of which is the excess of (A) the lower of (x) the Patriot Net Revenue for the Current Earnout Period and (y) the Target Patriot Net Revenue for such Prior Earnout Period over (B) the Previous Patriot Net Revenue Highwater Mark for such Prior Earnout Period, and the denominator of which is the Applicable Denominator for such Prior Earnout Period.

“Prior Year” has the meaning set forth in the definition of “Patriot Net Revenue.”

“Prospectus” has the meaning set forth in Section 3.17(c).

“PTE 84-14” has the meaning set forth in Section 3.12(c).

“QPAM” has the meaning set forth in Section 3.12(c).

“Real Property Leases” has the meaning set forth in Section 3.8(a).

“Relevant Stock Exchange” means NASDAQ or, if the Class A Common Stock is not then listed on NASDAQ, on the principal other U.S. national or regional securities exchange on which the Class A Common Stock is then listed or, if the Class A Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Class A Common Stock is then listed or admitted for trading.

“Reports” has the meaning set forth in Section 3.17(c).

“Requisite Threshold” means with respect to each Patriot Private Fund, unless otherwise provided under the governing documents of such Patriot Private Fund, a majority-in-interest of the Fund Investors in such Patriot Private Fund.

“Restraints” has the meaning set forth in Section 7.1(a).

“Returning Client” has the meaning set forth in Section 2.4(a).

“Run-Rate Adjustment Amount” means an amount equal to the product of (i) $300,000,000, (ii) (x) 0.95 minus (y) a fraction (expressed as a decimal rounded to three decimal places), the numerator of which is the Aggregate Closing Advisory Revenue Run-Rate and the denominator of which is the Base Date Advisory Revenue Run-Rate, and (iii) 1.333; provided that clause (ii) shall in no event be less than zero.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Filings” means any forms, reports and documents filed (including such documents, as supplemented and amended since the times of filing) by Buyer with the SEC under the Exchange Act or Securities Act filed prior to the date of this Agreement and prior to the Closing Date, as applicable.

“Second Earnout Period” means calendar year 2022.

“Second Quarter Deferred Shares” means that number of shares of Class B Common Stock equal to $7,687,500 divided by the Applicable Market Value for the Second Quarter Measurement Period.

“Second Quarter Measurement Period” means, (a) if following the Closing Date, there are twenty (20) or more Trading Days remaining in the calendar quarter in which the Closing occurs, the twenty (20) consecutive Trading Day period ending on, and including, the last Trading Day of the first full calendar quarter following such quarter, or (b) if, following the Closing Date, there are fewer than twenty (20) Trading Days remaining in the calendar quarter in which the Closing occurs, the twenty (20) consecutive Trading Day period ending on, and including, the last Trading Day of the second full calendar quarter following the Closing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act, the Advisers Act, the CEA and state “blue sky” laws.

“Self-Regulatory Organization” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market and (iii) any other exchange or corporation or similar self-regulatory body or organization.

“Separate Account Client” means each Advisory Client other than the Patriot Registered Funds, Patriot Private Funds and the Advised Clients.

“September 2018 Financials” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of, and the related unaudited statements of income, retained earnings and cash flows for, the fiscal quarter of the Company ending on or about September 30, 2018, setting forth in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding fiscal quarter of the previous year, prepared in accordance with GAAP applied on a consistent basis subject to normal year-end audit adjustments and the absence of footnotes.

“Share Consideration” means, collectively, the Closing Shares, the First Quarter Deferred Shares, the Second Quarter Deferred Shares, the Third Quarter Deferred Shares and the Fourth Quarter Deferred Shares.

“Share Escrow Amounts” means the share portion of the Indemnity Escrow Amount and the Adjustment Escrow Amount.

“Share Percentage” means, with respect to any Member, the percentage set forth opposite such Member’s name under the heading “Share Percentage” on Annex B.

“Signing Price” means $9.5824.

“Subject Provision” has the meaning set forth in Section 10.2(c)(iv).

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person; provided, that no Patriot Funds or Advisory Client shall be deemed a Subsidiary of the Company.

“Target Net Working Capital” has the meaning set forth in Section 2.3(c).

“Target Patriot Net Revenue” means Patriot Net Revenue of (i) $112,000,000 for the First Earnout Period, (ii) $145,700,000 for the Second Earnout Period and (iii) $189,400,000 for the Third Earnout Period.

“Target Payment Amount” means $100,000,000, provided that, if the True-Up Run-Rate Adjustment Amount is greater than zero, the Target Payment Amount means the sum of (a) $100,000,000 and (b) the quotient of the True-Up Run-Rate Adjustment Amount over 3.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise production, value added, occupancy, or other tax, together with any interest, penalty or addition thereto.

“Tax Allocation Statement” has the meaning set forth in Section 2.6(a).

“Tax Return” means any report, return, election, statement or other document filed or required to be filed with a Taxing Authority in connection with any Tax.

“Taxing Authority” means any government or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, collection or imposition of any Tax.

“Third Earnout Period” means calendar year 2023.

“Third Party Claim” has the meaning set forth in Section 10.2(d)(ii)(A).

“Third Quarter Deferred Shares” means that number of shares of Class B Common Stock equal to $7,687,500 divided by the Applicable Market Value for the Third Quarter Measurement Period.

“Third Quarter Measurement Period” means, (a) if following the Closing Date, there are twenty (20) or more Trading Days remaining in the calendar quarter in which the Closing occurs, the twenty (20) consecutive Trading Day period ending on, and including, the last Trading Day of the second full calendar quarter following such quarter, or (b) if, following the Closing Date, there are fewer than twenty (20) Trading Days remaining in the calendar quarter in which the Closing occurs, the twenty (20) consecutive Trading Day period ending on, and including, the last Trading Day of the third full calendar quarter following the Closing.

“Trading Day” means a day on which trading in Class A Common Stock generally occurs on the Relevant Stock Exchange.

“Transfer” means, directly or indirectly, with respect to any Share Consideration (a) any sale, assignment, transfer or other disposition thereof, including by operation of Law or pursuant to a merger (forward or reverse), reorganization, consolidation or foreclosure, (b) creating or permitting to exist any Lien (other than any Permitted Lien) on such Share Consideration, (c) creating any trust or conferring any interest or option on such Share Consideration, (d) any agreement, arrangement or understanding in respect of the power to vote or the right to receive distributions on such Share Consideration or any other derivative transaction or arrangement with respect to such Share Consideration, or (e) any agreement to do any of the foregoing.

“Transfer Taxes” has the meaning set forth in Section 6.5(a).

“True-Up Date” means the date on which the True-Up Period ends.

“True-Up Period” means the period beginning on the Closing Date and ending on the date that is 90 days after the Closing Date.

“True-Up Run-Rate Adjustment Amount” has the meaning set forth in Section 2.4(a).

“Unaudited Financial Statements” has the meaning set forth in Section 3.6(a).

“VWAP” per share of Class A Common Stock on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “VCTR<EQUITY>AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is not available, the market value per share of the Class A Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by Buyer for this purpose).  The “Average VWAP” per share over a specified period means the arithmetic average of the VWAP per share for each Trading Day in the relevant period.

1.2.                            Rules of Construction.

Unless the context otherwise requires:

(a)                                 A capitalized term has the meaning assigned to it;

(b)                                 An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)                                  References to Annexes, Articles, Schedules, Sections and Exhibits shall refer to annexes, articles, schedules, sections and exhibits of this Agreement, unless otherwise specified;

(d)                                 The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(e)                                  This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(f)                                   All monetary figures shall be in United States dollars unless otherwise specified;

(g)                                  References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified; and

(h)                                 References to any Person include that Person’s successors and permitted assigns.

ARTICLE II
Purchase and Sale

2.1.                            Closing.

The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019, at 8:00 A.M. local time on the third Business Day immediately following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or on such other date as Buyer and the Members’ Representative may otherwise agree in writing; provided, that in no event shall the Closing be earlier than March 18, 2019; provided, further, however, that if the Closing were otherwise scheduled to occur on March 18, 2019, Buyer, in its sole discretion, may delay the Closing until April 1, 2019 upon not less than three (3) Business Days’ prior notice to the Members’ Representative.  The day on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.2.                            Purchase and Sale; Purchase Price.

(a)                                 Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase from the Members, and each Member shall sell, transfer and assign to Buyer, all of such Member’s Class A Units free and clear of all Liens (other than pursuant to applicable Securities Laws).

(b)                                 The aggregate purchase price for the Class A Units consists of:

(i)                               The Closing Cash Consideration Amount;

(ii)                            The Closing Shares;

(iii)                         The Deferred Shares; and

(iv)                        The aggregate Earnout Amounts, if any.

(c)                                  The aggregate purchase price to be paid by Buyer at the Closing for the Class A Units shall be (x) two hundred fifty five million dollars ($255,000,000) in cash (as such amount may be adjusted pursuant to Section 2.4, or Section 2.5, the “Closing Cash Consideration Amount”) and (y) 1,565,370 shares of Class B Common Stock (as such amount may be adjusted pursuant to Section 2.4, or Section 2.5, the “Closing Shares”).

2.3.                            Deliveries and Payments to Be Made in Connection with the Closing.

(a)                                 Not fewer than three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer (x) a statement certified by the chief financial officer of the

Company (the “Closing Date Revenue Run-Rate Statement”) setting forth (i) the Aggregate Closing Advisory Revenue Run-Rate, and (ii) the Run-Rate Adjustment Amount, if any, which statement shall be accompanied by such written evidence of Client Consents and the Closing Advisory Revenue Run-Rates for all of the Advisory Clients with respect to which Client Consent has been obtained (and not revoked) as of the Closing Measurement Date, as is reasonably necessary to calculate the Aggregate Closing Advisory Revenue Run-Rate and (y) a statement (the “Estimated Closing Date Statement”) setting forth the Company’s good faith estimate and calculation, in reasonable detail, of (i) Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), (ii) Closing Date Indebtedness (“Estimated Closing Date Indebtedness”), and (iii) Closing Date Company Transaction Expenses (“Estimated Closing Date Company Transaction Expenses”).  The Estimated Closing Date Statement shall be delivered with reasonable supporting detail with respect to the calculation of all amounts included therein, and to the extent reasonably requested by Buyer, the Company shall promptly make available to Buyer (1) the employees and auditors of the Company and its Subsidiaries and (2) all records and work papers used in preparing the Estimated Closing Date Statement.  The Company will promptly review any comments proposed by Buyer to the Estimated Closing Date Statement and will consider, in good faith, any appropriate changes in light of such comments.  For the avoidance of doubt, no comments provided by Buyer shall constitute acceptance by Buyer of the Estimated Closing Date Statement for purposes of any post-Closing adjustment.

(b)                                 If the Aggregate Closing Advisory Revenue Run-Rate as shown on the Closing Date Revenue Run-Rate Statement is less than ninety-five percent (95%) of the Base Date Advisory Revenue Run-Rate, then:

(i)                               the Closing Cash Consideration Amount shall be reduced by an amount equal to eighty five percent (85%) of the Run-Rate Adjustment Amount; and

(ii)                            the Closing Shares shall be reduced by a number of shares of Class B Common Stock equal to (x) fifteen percent (15%) of the Run-Rate Adjustment Amount divided by (y) the Signing Price.

(c)                                  If Estimated Closing Date Net Working Capital is greater than five hundred thousand Dollars ($500,000.00) (the “Target Net Working Capital”), then:

(i)                               the Closing Cash Consideration Amount shall be increased by an amount equal to eighty five percent (85%) of such excess; and

(ii)                            the Closing Shares shall be increased by a number of shares of Class B Common Stock equal to (x) fifteen percent (15%) of such excess divided by (y) the Signing Price.

(d)                                 If Estimated Closing Date Net Working Capital is less than Target Net Working Capital, then:

(i)                               the Closing Cash Consideration Amount shall be decreased by an amount equal to eighty five percent (85%) of such shortfall; and

(ii)                            the Closing Shares shall be decreased by a number of shares of Class B Common Stock equal to (x) fifteen percent (15%) of such shortfall divided by (y) the Signing Price.

(e)                                  The Closing Cash Consideration Amount will be decreased by the amount equal to eighty five percent (85%) of the sum of (x) Estimated Closing Date Indebtedness plus (y) Estimated Closing Date Company Transaction Expenses.

The Closing Cash Consideration Amount, as adjusted pursuant to Sections 2.3(b), 2.3(c), 2.3(d) and this Section 2.3(e), is referred to as the “Estimated Closing Cash Consideration Amount.”

(f)                                   The Closing Shares will be decreased by a number of shares of Class B Common Stock equal to (A) fifteen percent (15%) of the sum of (x) Estimated Closing Date Indebtedness plus (y) Estimated Closing Date Company Transaction Expenses, divided by (B) the Signing Price.

The Closing Shares, as adjusted pursuant to Sections 2.3(b), 2.3(c), 2.3(d) and this Section 2.3(f), is referred to as the “Estimated Closing Share Number.”

(g)                                  At the Closing, Buyer shall pay or deliver:

(i)                               to each Member in consideration for the Class A Units of such Member, an amount equal to (x) such Member’s Closing Cash Percentage of the Estimated Closing Cash Consideration Amount less (y) such Member’s Closing Cash Percentage of the Cash Escrow Amounts, by wire transfer of immediately available funds in accordance with the wire instruction set forth in the Funds Flow;

(ii)                            to each Partner Member, (x) such Partner Member’s Share Percentage of the Estimated Closing Share Number less (y) such Partner Member’s Share Percentage of the Share Escrow Amounts;

(iii)                         to the Escrow Agent, (x) an amount equal to the cash portion of the Indemnity Escrow Amount, in immediately available funds in accordance with the wire instruction set forth in the Funds Flow and (y) such number of Closing Shares equal to the share portion of the Indemnity Escrow Amount, each of which shall be deposited into an escrow fund (the “Indemnity Escrow Fund”) available to compensate Buyer for any amounts due to it (i) in the event of an Adjustment Escrow Shortfall Amount or (ii) under the indemnification provisions of Article X, on the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement;

(iv)                        to the Escrow Agent, (x) an amount equal to the cash portion of the Adjustment Escrow Amount, in immediately available funds in accordance with the wire instruction set forth in the Funds Flow and (y) such number of Closing Shares equal to the share portion of the Adjustment Escrow Amount, each of which shall be deposited into an escrow fund (the “Adjustment Escrow Fund”) available to compensate Buyer for any amounts due to it under the purchase price adjustment provisions of Section 2.4, on the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement; and

(v)                           provided, however, that the sharing of the cash paid or shares delivered to the Members pursuant to Section 2.3(g)(i) and (ii) shall be adjusted such that only the Members other than the LPC Member bear any reduction or participate in any increase in (x) the Closing Cash Consideration Amount included in the calculation of the Estimated Closing Cash Consideration Amount or (y) the Closing Shares included in the calculation of the Estimated Closing Shares Number, in each case, to the extent relating to the Closing Date Net Working Capital or Closing Date Indebtedness, and such adjustments shall be borne or shared, as applicable, among Members other than the LPC Member pro rata in accordance with their relative Indemnification Percentages, in each case, determined in a manner consistent with the sample calculations attached hereto as Exhibit C; provided, further, that the Members’ Representative shall provide the Buyer with written notice as to such allocation.

(h)                                 At the Closing, Buyer shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, the Closing Date Indebtedness constituting Indebtedness for borrowed money by wire transfer of immediately available funds in accordance with the wire instruction set forth in the Funds Flow and the Company shall deliver to Buyer customary payoff letters from the holders of such Closing Date Indebtedness and executed lien release documents, reasonably satisfactory to Buyer, with respect to Liens in or upon the equity, assets or properties of the Company or any of its Subsidiaries in respect of such Closing Date Indebtedness.

(i)                                     At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Company, the Company Transaction Expenses (based upon the Estimated Closing Date Statement) by wire transfer of immediately available funds in accordance with the wire instruction set forth in the Funds Flow.

(j)                                    At the Closing, each Partner Member receiving Share Consideration shall sign a joinder to the Employee Shareholders’ Agreement to which certain employees of Buyer are a party.

2.4.                            Post-Closing Adjustment to the Estimated Closing Cash Consideration Amount.

(a)                                 Within one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to the Members’ Representative a statement (the “Closing Date Statement”) setting forth (i) the Aggregate Closing Advisory Revenue Run-Rate and the Run-Rate Adjustment Amount (if any), which shall be accompanied by such written evidence of Client Consents and the Closing Advisory Revenue Run-Rates for all of the Advisory Clients with respect to which Client Consent has been obtained (and not revoked) as of the True-Up Date, as is reasonably necessary to calculate the Aggregate Closing Advisory Revenue Run-Rate, (ii) Closing Date Net Working Capital, (iii) Closing Date Indebtedness, (iv) Closing Date Company Transaction Expenses, (v) the Closing Cash Consideration Amount, calculated in the same manner as the Estimated Closing Cash Consideration Amount was calculated pursuant to Section 2.3(b), 2.3(c), Section 2.3(d), and Section 2.3(e), using the relevant amounts set forth in the Closing Date Statement and (vi) the Closing Shares, calculated in the same manner as the Estimated Closing Share Number was calculated pursuant to Sections 2.3(b), 2.3(c), 2.3(d), and 2.3(f), using the relevant amounts set forth in the Closing Date Statement; provided that (A) for purposes of calculating “Aggregate Closing Advisory Revenue Run-Rate” and the “Run-Rate Adjustment Amount”, in the Closing Date Statement, “True-Up Date” shall replace “Closing Measurement Date” and, for the avoidance of doubt, the “Aggregate Closing Advisory Revenue Run-Rate” shall be adjusted to add (x) the Closing Assets Under Management (as of the Closing Date, rather than the Closing Measurement Date) of all Advisory Clients as of the Closing that had not consented to the transactions contemplated by this Agreement on or before the Closing Measurement Date, but consent to the transactions contemplated by this Agreement in accordance with Section 6.3 as of the Closing or during the True-Up Period (and such consent is not revoked prior to the True-Up Date), (y) as an Advisory Client any Advisory Client as of the Base Date (other than a Member or an Affiliate or family member of a Member) that terminated its advisory relationship with the Company prior to the Closing Date, but enters into a new investment advisory contract with the Company, Buyer or their respective Affiliates on or after the Closing Date and prior to the True-Up Date, which new advisory agreement provides for the Company or the Patriot Team to manage assets of such client (a “Returning Client”) and (z) as Closing Assets Under Management the dollar amount of the assets any Returning Client placed under management of the Company or the Patriot Team on the date after the Closing Date on which such Person entered into a new investment advisory contract with the Company, Buyer or their respective Affiliates and became a Returning Client, (B) for purposes of calculating the “Closing Assets Under Management” and “Closing Fee Rate” in the Closing Date Statement, “Closing Date” shall replace “Closing Measurement Date” and (C) for purposes of calculating “Aggregate Closing Advisory Revenue Run-Rate” in the Closing Date Statement, a Returning Client will be deemed to have given a Client Consent as of the True-Up Date, and for purposes of calculating “Closing Fee Rate” in the Closing Date Statement, a Returning Client’s Closing Fee Rate shall be the stated fee rate payable to the Company or the Patriot Team under the Returning Client’s new investment advisory contract with the Company, Buyer or their respective Affiliates as calculated in accordance with the definition of Closing Fee Rate.  The Run-Rate Adjustment Amount as recalculated pursuant to this Section 2.4(a) is the “True-Up Run-Rate Adjustment Amount”.

(b)                                 Adjustments to the Closing Cash Consideration Amount or Closing Shares shall reflect the calculations set forth in the Closing Date Statement and shall be made as follows and in accordance with Section 2.4(e) (the “Closing Consideration Adjustment”):

(i)                               In the event that the Closing Cash Consideration Amount as finally determined pursuant to this Section 2.4 is greater than the Estimated Closing Cash Consideration Amount:

(A)                               Buyer shall pay (or deliver, as applicable) to the Members in accordance with Section 2.4(e) (x) an aggregate amount equal to (i) ninety percent (90%) of (ii) the excess of the Closing Cash Consideration Amount over the Estimated Closing Cash Consideration Amount and (y) a number of shares of Class B Common Stock equal to (i) ninety percent (90%) of (ii) the excess of the Closing Shares over the Estimated Closing Share Number;

(B)                               Buyer shall pay (or deliver, as applicable) to the Escrow Agent to deposit in the Indemnity Escrow Fund (x) an aggregate amount equal to (i) ten percent (10%) of (ii) the excess of the Closing Cash Consideration Amount over the Estimated Closing Cash Consideration Amount and (y) a number of shares of Class B Common Stock equal to (i) ten percent (10%) of (ii) the excess of the Closing Shares over the Estimated Closing Share Number;

(C)                               (x) the cash portion of the Adjustment Escrow Fund will be paid to the Members in proportion to such Member’s Closing Cash Percentage and (y) the share portion of the Adjustment Escrow Fund will be delivered to the Members in proportion to such Member’s Share Percentage;

(D)                               provided, however, that the sharing of the cash paid or shares delivered to the Members pursuant to Section 2.4(b)(i)(A) and (C) shall be adjusted such that only the Members other than the LPC Member receive such portion of the Closing Consideration Adjustment to the extent relating to the Closing Date Net Working Capital and/or Closing Date Indebtedness (to be shared among the Members other than the LPC Member pro rata in accordance with their relative Indemnification Percentages), in each case, determined in a manner consistent with the sample calculations attached hereto as Exhibit C; provided, further, that the Members’ Representative shall provide the Buyer with written notice as to such allocation.

(ii)                            In the event that the Estimated Closing Cash Consideration Amount is greater than the Closing Cash Consideration Amount as finally determined pursuant to this Section 2.4:

(A)                               (x) an aggregate amount equal to the excess of the Estimated Closing Cash Consideration Amount over the Closing Cash Consideration Amount and (y) a number of shares of Class B Common Stock equal to the excess of the Estimated Closing Share Number over the Closing Shares shall each be paid and/or delivered, on a ratable basis, to Buyer out of the Adjustment Escrow Fund;

(B)                               (x) any cash amounts remaining in the Adjustment Escrow Fund after such payment to Buyer will be paid to the Members in proportion to such Member’s Closing Cash Percentage and (y) any shares remaining in the Adjustment Escrow Fund after such delivery to Buyer will be delivered to the Members in proportion to such Member’s Share Percentage;

(C)                               provided, however, that any Closing Consideration Adjustment in favor of Buyer made in accordance with Section 2.4(b)(ii)(A) shall be borne solely by the Members other than the LPC Member (by way of the Adjustment Escrow Fund or, directly in accordance with Section 2.4(b)(iii)), pro rata in accordance with their relative Indemnification Percentages, to the extent such Closing Consideration Adjustment relates to the Closing Date Net Working Capital and/or Closing Date Indebtedness, in each case, determined in a manner consistent with the sample calculations attached hereto as Exhibit C, and the sharing of any payments out of the Adjustment Escrow Fund to the Members shall be appropriately adjusted to achieve such result; provided, that if there are insufficient funds in the Adjustment Escrow Fund or there is otherwise an Adjustment Escrow Shortfall Amount, then the Members other than the LPC Member hereby agree, severally and not jointly, to promptly pay such amount in cash to the LPC Member as necessary to achieve the foregoing; provided, further, that the Members’ Representative shall provide the Buyer with written notice as to such allocation.

(iii)                         If there is any Adjustment Escrow Shortfall Amount, then, at Buyer’s option, such Adjustment Escrow Shortfall Amount shall be recovered by Buyer (1) out of the Indemnity Escrow Amount or (2) from each Member in accordance with such Member’s Indemnification Percentage of the Adjustment Escrow Shortfall Amount.

(iv)                        For the avoidance of doubt, if the True-Up Run-Rate Adjustment Amount is less than the Run-Rate Adjustment Amount determined for purposes of Section 2.3, such that the Closing Cash Consideration Amount is greater than the Estimated Closing Cash Consideration Amount, the payment made by Buyer to the Members in accordance with Section 2.4(b)(i) shall be in addition to any amounts equal to the True-Up Run-Rate Adjustment Amount paid as part of the Current Year Payment pursuant to Section 2.5.

(c)                                  If the Members’ Representative disagrees with the determination of the Closing Consideration Adjustment, the Members’ Representative shall notify Buyer in writing of such disagreement within thirty (30) days after delivery of the Closing Date Statement to the Members’ Representative (the “Objection Disputes”).  During the thirty (30) day period of its review, the Members’ Representative shall have reasonable access to any documents, schedules or work papers used in the preparation of the Closing Date Statement.  The failure of the Members’ Representative to deliver written notice of an Objection Dispute to Buyer within thirty (30) days after delivery of the Closing Date Statement to the Members’ Representative shall be deemed acceptance of the Closing Date Statement and agreement to the Closing Consideration Adjustment amounts by the Members.

(d)                                 Subject to this Section 2.4(d), Buyer and the Members’ Representative shall negotiate in good faith to resolve any Objection Dispute and any resolution agreed to in writing by Buyer and the Members’ Representative shall be final and binding upon the parties.  If Buyer and the Members’ Representative are unable to resolve all Objection Disputes within thirty (30) days of delivery of written notice of such Objection Disputes by the Members’ Representative to Buyer, then the disputed matters shall be referred for final determination to the Accounting Arbitrator within fifteen (15) days thereafter, notwithstanding good faith negotiation between Buyer and the Members’ Representative.  The Accounting Arbitrator shall be directed to only consider those items and amounts set forth on the Closing Date Statement as to which Buyer and the Members’ Representative have disagreed within the time periods and on the terms specified in this Section 2.4(d) and Section 2.4(e) and shall be directed to resolve all unresolved Objection Disputes in accordance with the terms and provisions of this Agreement.  The Accounting Arbitrator shall be directed to deliver to Buyer and the Members’ Representative, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any unresolved Objection Disputes determined in accordance with the terms herein.  The Accounting Arbitrator shall be directed to select as a resolution for any unresolved Objection Disputes a position within the range of values assigned to such Objection Dispute by Buyer and the Members’ Representative (based solely on presentations and supporting material provided by the parties and not pursuant to any independent review).  Such report shall, absent manifest error, be final and binding upon all of the parties to this Agreement.  Upon the agreement of Buyer and the Members’ Representative or the decision of the Accounting Arbitrator, or if the Members’ Representative fails to deliver written notice of disagreement to Buyer within the thirty (30) day period provided in this Section 2.4(d), the Closing Date Statement, as adjusted if necessary pursuant to the terms of this Agreement, shall be deemed to be the Closing Date Statement for purposes of calculating the Closing Consideration Adjustment pursuant to this Section 2.4.  Buyer and the Members shall each be responsible for the fees and expenses of the

Accounting Arbitrator pro rata, as between Buyer, on the one hand, and the Members, on the other hand, in proportion to the relative difference between the positions taken by Buyer and the Members’ Representative compared to the determination of the Accounting Arbitrator, with the fees and expenses for which the Members are responsible to be payable solely out of (i) any Closing Consideration Adjustment to be paid pursuant to Section 2.4(b) to the Members and (ii) if there is no Closing Consideration Adjustment to be paid to the Members, or to the extent the amount of the Closing Consideration Adjustment otherwise payable to the Members is insufficient to cover such fees and expenses, the Adjustment Escrow Fund.

(e)                                  Any cash portion of the Closing Consideration Adjustment shall be paid by wire transfer of immediately available funds to an account designated by the party receiving such payment within five (5) Business Days after the final determination of the Closing Consideration Adjustment or any portion thereof.  Any Closing Consideration Adjustment to be paid pursuant to Section 2.4(b) to the Members shall be allocated among the Members in the same manner as the Estimated Closing Cash Consideration Amount was allocated (subject to, for the avoidance of doubt, the proviso in Section 2.3(b)(i)(D)).

(f)                                   For all Tax purposes, any Closing Consideration Adjustment shall be treated by the parties hereto as an adjustment to the purchase price.

2.5.                            Earnout.

(a)                                 Earnout Amounts.

(i)                               Following the Closing, Buyer shall pay, or cause to be paid, to each Member as additional consideration for the purchase of such Member’s Class A Units, such Member’s Earnout Percentage of the Current Year Payment, if any, in respect of each Earnout Period upon the terms and subject to the conditions set forth in this Section 2.5.

(ii)                            If, for any Earnout Period (such period, the “Current Earnout Period”) after the First Earnout Period, (1) an aggregate amount equal to the Target Payment Amount has not previously become payable with respect to any Earnout Period(s) prior to the Current Earnout Period (each such prior Earnout Period, a “Prior Earnout Period”), pursuant to (x) Section 2.5(a)(i) and (y) any previous Catch-Up Payment (as defined below) made in accordance with this Section 2.5(a)(ii) with respect to such Prior Earnout Period and (2) the Patriot Net Revenue for the then-Current Earnout Period exceeds the higher of (x) the Patriot Net Revenue for such Prior Earnout Period and (y) if Catch-Up Payment(s) previously became payable in respect of such Prior Earnout Period in accordance with this Section 2.5(a)(ii), the Patriot Net Revenue for any subsequent Earnout Period previously used to calculate a Catch-Up Payment that became payable in accordance with this Section 2.5(a)(ii) with respect to such Prior Earnout Period (such higher amount of Patriot Net Revenue, the “Previous Patriot Net Revenue Highwater Mark”), Buyer shall pay to the Members in respect of such Prior Earnout Period(s) an amount equal to the product of (A) the Prior Period Incremental Percentage and (B) the Target Payment Amount (each such amount, a “Catch-Up Payment”), upon the terms and subject to the conditions set forth in this Section 2.5.  For the avoidance of doubt, Catch-Up Payments may be paid in respect of multiple Prior Earnout Periods.

(iii)                         Any Catch-Up Payment that becomes payable in accordance with Section 2.5(a)(ii) shall be paid concurrently with the Current Year Payment in respect of the Current Earnout Period for which Patriot Net Revenues result in such Catch-Up Payments, upon the terms and subject to the conditions set forth in this Section 2.5.

(iv)                        From and after the Closing, through the end of the Third Earnout Period, on an annual basis and upon the reasonable request of either individual comprising the Members’ Representative, Buyer shall provide to the Members’ Representative information, including financial information, reasonably necessary to determine the Current Year Payments and Catch-Up Payments, including with respect to the determination of Patriot Net Revenue (and any documents, schedules or work papers used in connection with the foregoing).

(b)                                 Earnout Statement.

(i)                               Within sixty (60) days after the end of each Earnout Period, Buyer shall prepare and deliver to the Members’ Representative a statement (each, an “Earnout Statement”) setting forth Buyer’s good faith calculation of Patriot Net Revenue for such Earnout Period, any Current Year Payment in respect of such Earnout Period, any Catch-Up Payments that have become payable in respect of a prior Earnout Period in accordance with Section 2.5(a)(ii) as a result of the Patriot Net Revenue for such Earnout Period and any Catch-Up Payments to be paid in accordance with Section 2.5(a)(iii) upon payment of any Current Year Payment in respect of such Earnout Period.

(ii)                            If the Members’ Representative disagrees with an Earnout Statement, the Members’ Representative shall notify Buyer in writing of such disagreement within thirty (30) days after delivery of such Earnout Statement to the Members’ Representative (each, an “Earnout Objection Disputes”).  During the thirty (30) day period of its review, the Members’ Representative shall have reasonable access to any documents, schedules or work papers used in the preparation of such Earnout Statement.  The failure of the Members’ Representative to deliver written notice of an Earnout Objection Dispute to Buyer within thirty (30) days after delivery of an Earnout Statement to the Members’ Representative shall be deemed acceptance of such Earnout Statement and agreement to the applicable Earnout Amount by the Members’ Representative.

(iii)                         Subject to Section 2.5(b)(ii), Buyer and the Members’ Representative shall negotiate in good faith to resolve any Earnout Objection Dispute and any resolution agreed to in writing by Buyer and the Members’ Representative shall be final and binding upon the parties.  If Buyer and the Members’ Representative are unable to resolve all matters in an Earnout Objection Dispute within thirty (30) days of delivery of written notice of such Earnout Objection Dispute by the Members’ Representative to Buyer, then the disputed matters shall be referred for final determination to the Accounting Arbitrator within fifteen (15) days thereafter.  The Accounting Arbitrator shall be directed to only consider those items and amounts set forth on the applicable Earnout Statement as to which Buyer and the Members’ Representative have disagreed within the time periods and on the terms specified in Section 2.5(b)(ii) and Section 2.5(b)(iii) and shall be directed to resolve all unresolved matters in the applicable Earnout Objection Dispute in accordance with the terms and provisions of this Agreement.  The Accounting Arbitrator shall be directed to deliver to Buyer and the Members’ Representative, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any unresolved matters in the applicable Earnout Objection Dispute determined in accordance with the terms herein.  The Accounting Arbitrator shall be directed to select as a resolution for any unresolved matters in the applicable Earnout Objection Dispute a position within the range of values assigned to such Earnout Objection Dispute by Buyer and the Members’ Representative (based solely on presentations and supporting material provided by the parties and not pursuant to any independent review).  Such report shall, absent manifest error, be final and binding upon all of the parties to this Agreement.  Upon the agreement of Buyer and the Members’ Representative or the decision of the Accounting Arbitrator, or if the Members’ Representative fails to deliver written notice of disagreement to Buyer within the thirty (30) day period provided in Section 2.5(b)(ii), the applicable Earnout Statement, as adjusted if necessary pursuant to the terms of this Agreement, shall be deemed to be the Earnout Statement for purposes of calculating the Earnout Amount pursuant to this Section 2.5.  Buyer and the Members’ Representative shall each be responsible for the fees and expenses of the Accounting Arbitrator pro rata, as between Buyer, on the one hand, and the Members’, on the other hand, in proportion to the relative difference between the positions taken by Buyer and the Members’ Representative compared to the determination of the Accounting Arbitrator, with the fees and expenses for which the Members are responsible to be payable solely out of any Earnout Amounts to be paid to the Members.

(c)                                  Payment of Earnout Amounts.  Within fifteen (15) Business Days following the final determination of the applicable Earnout Statement, Buyer shall pay to each Member, such Member’s Earnout Percentage of any Current Year Payment in respect of such Earnout Period and any Catch-Up Payments to be paid upon payment of such Current Year Payment, in each case as indicated on such Earnout Statement, such payments (in the aggregate, the “Due Amount”) to be paid by wire transfer of immediately available funds to an account designated by such Member, subject to Buyer’s right of offset set forth in Article X.  Notwithstanding anything in this Agreement to the contrary, in no event shall Buyer be obligated to pay more than an aggregate of $100,000,000 in a given calendar year (exclusive of interest payable pursuant to this Section 2.5(c)) in respect of Due Amounts (such limitation, the “Annual Payment Limitation”).  To the extent that any Due Amount (or previously Deferred Due Amount) is not required to be paid as a result of the Annual Payment Limitation (such unpaid amount, a “Deferred Due Amount”), such Deferred Due Amount shall instead be become payable by Buyer: (i) when Due Amounts are payable in the succeeding calendar year pursuant to this Section 2.5(c), subject to the Annual Payment Limitation for that year; or (ii) if there are no Due Amounts for the next succeeding calendar year, March 1 of such year, subject to the Annual Payment Limitation for that year.  Deferred Due Amounts will accrue interest, compounded annually, from the date they would have been payable but for the operation of the Annual Payment Limitation pari passu with similar obligations of Buyer and at the same interest rate then borne by Buyer’s term debt under its credit facility; provided, that, if there is a default by Buyer of the payment obligations of this Section 2.5(c), then, without limiting any of the Members’ remedies herein, the applicable interest rate shall be the same interest rate as market unsecured borrowing rates.  Such interest will become payable to each Member in accordance with its Earnout Percentage when the underlying Deferred Due Amount is payable, but, in any event, no less frequently than annually.  Buyer agrees that the Deferred Due Amount and interest accrued thereon shall not be subordinated to any debt obligations of Buyer other than Buyer’s senior secured credit facility.  For Tax purposes, the parties shall treat the payment of any Earnout Amount as an adjustment to the purchase price, except to the extent required by Section 483 or 1274 of the Code.

(d)                                 Operation of Patriot Business From Closing Through the Aggregate Earnout Period.  From and after the Closing, through the end of the Third Earnout Period, Buyer shall (i) act reasonably and in good faith, including in connection with the operation of the business of the Company (as conducted by the Patriot Team following the Closing), and refrain from taking any action the principal purpose of which is to reduce, circumvent or minimize the Earnout Amount, (ii) provide full and fair access to Buyer’s and its Subsidiaries’ distribution systems on a basis at least commensurate with that generally provided by Buyer to its other investment teams and franchises, and (iii) consider in good faith (including, if applicable, with respect to the timing of the launch thereof) additional products and strategies proposed in good faith by the Patriot Team; provided, that the Company’s business shall, subject to this Section 2.5(d), be managed in the discretion of Buyer during the Earnout Period.  Without limiting the foregoing, (x) the prior written consent of the Members’ Representative shall be required to re-assign or otherwise divert the provision of Investment Services away from the Patriot Team (other than in connection with a Change of Control for which the Change in Control Payment is due) and (y) Buyer shall not cause a condition that leads to a resignation by a Principal Employee for Good Reason (as defined in the Employment Documentation) that is effectuated by a Principal Employee prior to the end of the Third Earnout Period, or terminate the employment of either Principal Employee prior to the end of the Third Earnout Period unless such termination is a Permissible Termination (as such term is defined in the Employment Documentation) pursuant to the terms of the Employment Documentation.

(e)                                  Earnout Cap.  In no event shall the payments made under this Section 2.5 (exclusive of any interest payable pursuant to Section 2.5(c)) exceed (i) the Target Payment Amount in respect of any individual Earnout Period or (ii) three times the Target Payment Amount in the aggregate.

2.6.                            Purchase Price Allocation.

(a)                                 Within one hundred twenty (120) days after the Closing Date, the Members’ Representative shall prepare, at the Members’ expense, and deliver to Buyer a written allocation (the “Tax Allocation Statement”) of the purchase price, including any Closing Consideration Adjustment paid to the Members (as determined for U.S. federal income tax purposes), among the Company’s assets in accordance with Sections 751 and 1060 of the Code, and in accordance with the principles set forth on Exhibit F.  If Buyer disagrees with the Tax Allocation Statement, Buyer shall notify the Members’ Representative in writing of such disagreement within thirty (30) days after the Members’ Representative’s delivery of the Tax Allocation Statement.  Buyer and the Members’ Representative shall negotiate in good faith to resolve any such disagreement and shall amend the Tax Allocation Statement to reflect any resolution agreed to in writing.

(b)                                 Buyer and the Members’ Representative shall work together in good faith to amend the Tax Allocation Statement to the extent necessary to reflect any post-Closing adjustments to the purchase price (as determined for U.S. federal income tax purposes), whether due to payments made under Section 2.4 (Post-Closing Adjustment to the Estimated Closing Cash Consideration Amount), Section 2.5 (Earnout), or otherwise.

(c)                                  Any disagreement described in Section 2.6(a) or regarding any amendment described in Section 2.6(b) that Buyer and the Members’ Representative are unable to resolve through good faith negotiations shall be submitted to the Accounting Arbitrator for resolution in a manner similar to that described in Section 2.4(d), subject to such deadlines as may be mutually agreed among Buyer, the Members’ Representative and the Accounting Arbitrator, and the Tax Allocation Statement shall be amended to reflect the Accounting Arbitrator’s resolution of any such disagreements.

(d)                                 Buyer and the Members’ Representative shall and shall cause their respective Affiliates to (i) file all Tax Returns (including, if necessary, IRS Form 8594 and any amendments thereto necessitated by any of the events described in Section 2.6(b)) in a manner consistent with the Tax Allocation Statement (including any amendments thereto pursuant to this Section 2.6), and (ii) take no position that is inconsistent with the Tax Allocation Statement on any Tax Return or in connection with any proceeding, unless required to do so by the final determination of a Taxing Authority.

2.7.                            Delivery of Deferred Shares.

(a)                                 Within ten (10) Business Days following the end of the First Quarter Measurement Period, Buyer shall issue to each Partner Member, such Partner Member’s Share Percentage of the First Quarter Deferred Shares.

(b)                                 Within ten (10) Business Days following the end of the Second Quarter Measurement Period, Buyer shall issue to each Partner Member, such Partner Member’s Share Percentage of the Second Quarter Deferred Shares.

(c)                                  Within ten (10) Business Days following the end of the Third Quarter Measurement Period, Buyer shall issue to each Partner Member, such Partner Member’s Share Percentage of the Third Quarter Deferred Shares.

(d)                                 Within ten (10) Business Days following the end of the Fourth Quarter Measurement Period, Buyer shall issue to each Partner Member, such Partner Member’s Share Percentage of the Fourth Quarter Deferred Shares.

(e)                                  For the avoidance of doubt, for tax purposes, the Partner Members shall be deemed holders of shares of Class B Common Stock held in the Adjustment Escrow Fund or Indemnity Escrow Fund in accordance with the terms of this Agreement, and any dividends or similar distributions that are distributed to the holders of Class B Common Stock in respect thereof shall be placed into such escrows and, if applicable, delivered to the Partner Members together when the applicable shares of Class B Common Stock are so delivered, and such Closing Shares or Deferred Shares shall be subject to any subdivision (by stock split, by payment of a stock dividend or otherwise), combination (by reclassification or otherwise) or change into the same or a different number of shares of any other class or classes of stock of Buyer or of any other Person, whether by capital reorganization, reclassification, merger, exchange or otherwise, on the same terms and concurrently with such subdivision, combination, or change of the issued and outstanding Class B Common Stock.

2.8.                            Withholding.

In the event that any of the Members does not provide an IRS Form W-9 and the FIRPTA Certificate (as defined herein), or if there is a change in applicable Law after the date hereof that would require withholding, Buyer shall be entitled to deduct and withhold from the purchase price payable hereunder, or other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law.  Any amounts so withheld shall be paid over to the appropriate Governmental Authority.  To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Member or Members to whom the withholding is attributable.

ARTICLE III
Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Buyer as follows as of the date hereof and as of the Closing Date:

3.1.                            Organization and Power.

The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.  The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Documents to which it is a party.  The Company and its Subsidiaries have all power and authority, and possesses all Permits necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently conducted, except such power, authority and Permits the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  True and complete copies of each of the Company’s organizational documents have been made available to Buyer.  The Company is not in default under or in violation of any provision of its organizational documents, and all such documents are in full force and effect.

3.2.                            Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by the Company, and no other limited liability company proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party.  This Agreement is, and each of the Ancillary Documents to be executed and delivered at the Closing by the Company will be, at the Closing, duly authorized, executed and delivered by the Company and constitutes, or as of the Closing will constitute, valid and legally binding agreements of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3.                            Capitalization of the Company; Subsidiaries.

(a)                                 The number of outstanding Class A Units and the record owners of all of the Class A Units is as set forth on Section 3.3 of the Company Disclosure Schedule.  All outstanding Class A Units are duly authorized, have been validly issued and are fully paid and non-assessable, are owned of record by the Members, and were issued in compliance with applicable Securities Laws or exemptions therefrom.  Except as set forth on Section 3.3 of the Company Disclosure Schedule, as of the date hereof, no other Equity Securities of the Company are issued, reserved for issuance or outstanding.  All Equity Securities are held by the Members, free and clear of all Liens other than Permitted Liens, or Liens pursuant to the Company’s organizational documents, or applicable Securities Laws.  Except as set forth on Section 3.3 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders or members agreement with respect to the purchase, repurchase, sale or voting of any Equity Securities of the Company.  Except as set forth on Section 3.3 of the Company Disclosure Schedule, since January 1, 2017, there have been no repurchases or redemptions of any Equity Securities of the Company.

(b)                                 Harvest Edge GRPE I LLC is the Company’s only Subsidiary and it is duly formed, validly existing and in good standing under the Laws of the State of Delaware.  All outstanding Equity Securities of such Subsidiary are duly authorized, have been validly issued and are fully paid and non-assessable, are owned of record by the Company, and were issued in compliance with applicable Securities Laws or exemptions therefrom.  No other Equity Securities of such Subsidiary are issued, reserved for issuance or outstanding.  Such Subsidiary is not a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders or members agreement with respect to the sale or voting of any Equity Securities of the such Subsidiary.

3.4.                            No Violation.

The execution and delivery by the Company of this Agreement and the Ancillary Documents to which the Company is a party, with the performance by the Company of its obligations under this Agreement and the Ancillary Documents to which the Company is a party and the consummation of the Contemplated Transactions will not (a) conflict with or violate any provision of the certificate of formation or limited liability company agreement of the Company or any of its Subsidiaries, (b) assuming that all consents, approvals and authorizations contemplated by Section 3.5, Section 4.4 and Section 6.3 have been obtained and all filings described therein have been made, (i) conflict with or violate in any material respect any Law applicable to the Company, its Subsidiaries or any of its or their properties or assets, or (ii) conflict with, violate or result in a breach of any provision of or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, or accelerate the performance required by, any of the terms, conditions or provisions of any contract to which the Company or any of its Subsidiaries is a party, or by which it or any of its properties or assets are bound, or (c) result in the creation of, or require the creation of, any Lien upon any Class A Units, except, in the cases of clauses (b)(ii) or (c), to the extent such conflict, liability or Lien, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.5.                            Governmental Authorizations and Consents.

No material consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement or any Ancillary Documents to which the Company is, or is to be, a party or the consummation of the Contemplated Transactions, other than (a) compliance with the HSR Act and (b) those Governmental Consents listed in Section 3.5 of the Company Disclosure Schedule.

3.6.                            Financial Statements.

(a)                                 Section 3.6(a) of the Company Disclosure Schedule sets forth the following financial statements (the “Financial Statements”):  (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of, and the related consolidated statements of income, retained earnings and cash flows for the years ended, December 31, 2016 and December 31, 2017 and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of, and the related unaudited statements of statements of income, retained earnings and cash flows, respectively, for the three-month period ended March 31, 2018 and the three and six-month periods ended June 30, 2018 (the “Unaudited Financial Statements”).  Except as set forth in Section 3.6(a) of the Company Disclosure Schedule, each of the Financial Statements has been prepared in accordance with GAAP applied on a basis consistent with prior periods and fairly presents in all material respects the consolidated financial condition of the Company and its Subsidiaries as of its respective date and the consolidated results of operations and shareholders’ equity, or cash flows, as the case may be, of the Company and its Subsidiaries for the period covered thereby, subject, in the case of the Unaudited Financial Statements, to the absence of footnote disclosure and to normal, recurring end-of-period adjustments.

(b)                                 The Company and its Subsidiaries maintain internal controls over financial reporting that are designed to provide reasonable assurance that financial reporting and preparation of financial statements practices are sufficient to produce financial statements that fairly present in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) the financial position, results of operations, cash flows comprehensive income and changes in members’ equity of the Company and its Subsidiaries, as applicable, in each case in accordance with applicable Law.

(c)                                  There are no “off balance sheet arrangements” (as defined by item 303(a)(4) of Regulation S-K promulgated by the SEC) in respect of the Company or its Subsidiaries.

(d)                                 Neither the Company nor any of its Subsidiaries has any material liabilities of any kind (whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due), other than (i) liabilities that are reflected or reserved against in the balance sheet included in the Unaudited Financial Statements, (ii) liabilities incurred in the ordinary course of business since the date of the balance sheet included in the Unaudited Financial Statements, or (iii) liabilities of a kind or nature that are not required by GAAP to be disclosed in a balance sheet.

3.7.                            Absence of Certain Changes.

Except as set forth in Section 3.7 of the Company Disclosure Schedule or as reflected on the Unaudited Financial Statements, since December 31, 2017 through the date hereof, the Company and its Subsidiaries have conducted their business in all respects in the ordinary course, and there has not been any change in their respective assets, properties, business, results of operations or condition (financial or otherwise) that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth in Section 3.7 of the Company Disclosure Schedule or as reflected on the Unaudited Financial Statements, since the date of the balance sheet included in the Unaudited Financial Statements through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Closing without Buyer’s prior consent, would constitute a breach of Section 6.1.

3.8.                            Real Property.

(a)                                 Section 3.8(a) of the Company Disclosure Schedule includes a true and complete list of all real property leases, subleases or other occupancies used by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party as lessee or lessor (the “Real Property Leases”).  The leasehold interests relating to the Real Property Leases are free and clear of all Liens, other than Permitted Liens.  Neither the Company nor any of its Subsidiaries has received any written notice from the other party to any Real Property Lease of the termination or proposed termination thereof.

(b)                                 Neither the Company nor any of its Subsidiaries own any real property.

3.9.                            Intellectual Property.

(a)                                 Section 3.9(a) of the Company Disclosure Schedule sets forth a list as of the date hereof of all active patents, patent applications, trademark registrations and applications, copyright registrations and applications, and domain name registrations, in each case, owned by the Company or any of its Subsidiaries.  Each of the Company Intellectual Property identified in Section 3.9(a) of the Company Disclosure Schedule is in good standing with the Intellectual Property offices where such Intellectual Property is registered or pending, except for such failures to be in good standing which, individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 The Company owns or otherwise has a right to use all material Intellectual Property used in connection with the business of the Company as currently conducted.

(c)                                  To the Knowledge of the Company, the operation of the business of the Company does not and has not since January 1, 2016 infringed or misappropriated any Intellectual Property of third parties.  To the Knowledge of the Company, no third party is or since January 1,

2016 has been infringing or misappropriating any Company Intellectual Property.  No proceeding alleging misappropriation or infringement of the Intellectual Property of any Person is pending or, to the Knowledge of the Company, threatened against the Company.

(d)                                 The Company and its Subsidiaries (i) are in compliance in all material respects with all applicable Laws and contractual requirements pertaining to data protection and information privacy, security and disclosure and, since January 1, 2016, have been in compliance in all material respects with all privacy policies by which any of them is bound, (ii) use commercially reasonable efforts to protect the secrecy of data and non-public information that they collect, store, use or maintain (or a third Person collects, stores, uses or maintains on their behalf) and to prevent unauthorized access, use or disclosure to or of such data or non-public information by any other Person, and (iii) have not, since January 1, 2016, had a breach of security or an incident of unauthorized access, disclosure, use, destruction or loss of any data or non-public information that the Company or any of its Subsidiaries collects, stores, uses or maintains (or a third Person collects, stores, uses or maintains on their behalf).

3.10.                     Contracts.

(a)                                 Material Contracts.  Section 3.10(a) of the Company Disclosure Schedule is a true and complete list (or, with respect to Section 3.10(a)(ii), descriptions of), as of the date hereof, of all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (the “Material Contracts”):

(i)                               Contracts evidencing Indebtedness (other than advances to employees made in the ordinary course);

(ii)                            Advisory Contracts (for disclosure purposes, on a no-names basis) with (a) each Patriot Fund, (b) each Advised Client, and (c) each Separate Account Client;

(iii)                         (A) all Real Property Leases and (B) any lease of personal property providing for annual rentals of $50,000 or more, other than, in the case of this clause (B), any such lease that may be terminated on not more than 60 days’ notice without payment by the Company or any of its Subsidiaries of any penalty;

(iv)                        Material distribution arrangements;

(v)                           Contracts relating to any Action or settlement thereof involving the Company or any of its Subsidiaries at any time since January 1, 2016;

(vi)                        Contracts for the acquisition or disposition of any business of any other Person entered into by the Company or any of its Subsidiaries at any time since January 1, 2016;

(vii)                     Contracts evidencing any capital lease obligation or commitment to make a capital expenditure in excess of $250,000;

(viii)                  any Contract for the purchase of materials, supplies, goods, services, equipment or other assets by the Company or any of its Subsidiaries providing for either (A) annual payments by the Company or any of its Subsidiaries of $250,000 or more or (B) aggregate payments by the Company or any of its Subsidiaries of $500,000 or more;

(ix)                        any Contract for the sale or distribution of materials, supplies, goods, services, equipment or other assets by the Company or any of its Subsidiaries providing for either (A) annual payments to the Company or any of its Subsidiaries of $100,000 or more or (B) aggregate payments to the Company or any of its Subsidiaries of $250,000 or more;

(x)                           any joint venture, strategic alliance, partnership or other similar agreement;

(xi)                        any Contract providing for the Company or any of its Subsidiaries to make any capital contribution to, or other investment in, any Person other than the Company or any of its Subsidiaries;

(xii)                     any employment, severance, independent contractor, consulting or similar agreement;

(xiii)                  any agreement with any Member or any other Affiliate of the Company, any of its Subsidiaries or any Member (other than the operating agreement of the Company, employment agreements, benefit plans, or Advisory Contracts entered into with such Member in the ordinary course);

(xiv)                 any Contract that contains (A) “most favored nation” or similar provisions running in favor of or against the Company or any of its Subsidiaries or its Affiliates, (B) “clawback” or similar obligations running in favor of or against the Company or any of its Subsidiaries requiring the reimbursement or refund of fees, (C) caps or waivers on fees or expenses, (D) “key person” provisions (including any giving rise to rights of termination of, or obligations to notify, other parties), or (E) exclusive dealing covenants;

(xv)                    any Contract that creates future payment obligations in excess of $250,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less;

(xvi)                 any Contract with provisions restricting the Company or any of its Subsidiaries in the hiring of any Person or provisions restricting the solicitation of any existing or potential clients;

(xvii)              any Contract (excluding licenses for commercial off-the-shelf computer software that is generally available on non-discriminatory pricing terms) pursuant to which the Company or any of its Subsidiaries (i) obtains the right to use, or a covenant not to be sued under, any Intellectual Property or (ii) grants the right to use, or a covenant not to be sued under, any Intellectual Property;

(xviii)           any finder’s agreement for soliciting, distributing, selling or promoting Investment Services by or to the Company or any of its Subsidiaries; and

(xix)                 Contracts limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area.

(b)                                 Status of Material Contracts.  Other than the Advisory Contracts, a true and complete copy of each Material Contract has been made available to Buyer.  Except as disclosed in Section 3.10(b)(i) of the Company Disclosure Schedule, all Material Contracts are valid, binding and in full force and effect and enforceable by the Company or its Subsidiaries in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  As to each Material Contract, there does not exist thereunder any breach or default on the part of the Company or its Subsidiaries or, to the Knowledge of the Company, any other party to such Material Contract except for such breaches or defaults which would not constitute a material breach or default under such Material Contract.  The Company has not received any written notice of cancellation or termination under any option or right reserved to the other party (other than requests for withdrawals or redemptions, made in the ordinary course of business) to any Material Contract or any written notice of default under such Material Contract.

3.11.                     Compliance with Laws.

(a)                                 Neither the Company nor any of its Subsidiaries, is nor has been since January 1, 2016 in violation of any Law in any material respect that is applicable to it or the conduct or operation of its business or the ownership or use of any of its assets.  No unresolved investigation by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, and no Governmental Authority has notified the Company or any of its Subsidiaries in writing or, to the Knowledge of the Company, orally of its intention to conduct the same.  Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice or communication (i) of any unresolved violation or exception by any Governmental Authority relating to any examination of the Company, (ii) threatening to revoke or condition the continuation of any Permit or (iii) restricting or disqualifying its activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally).

(b)                                 Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, since January 1, 2016, the Company and its Subsidiaries have timely filed all material forms, reports, registration statements, schedules and other documents (including the Form ADV), together with any amendments required to be made with respect thereto, that were required to be filed with any applicable Governmental Authority (collectively, the “Company Regulatory Documents”), and have paid all fees and assessments due and payable in connection therewith.  The Company is, and at all times required by applicable Law has been, duly registered with the SEC as an investment adviser under the Advisers Act and each other Company Adviser other than the Company is, and at all times required by applicable Law has been, a “relying adviser” that satisfies each of the conditions set out in the definition of “relying adviser” in the instructions to the Form ADV, and each such federal registration (or deemed registration in the case of a “relying adviser”) is in full force and effect.  No Company Adviser is, or since January 1, 2016 has been, required to be registered, licensed or permitted as an investment adviser, investment manager or in any similar capacity in any state or non-U.S. jurisdiction.

(c)                                  Section 3.11(c) of the Company Disclosure Schedule sets out each employee of the Company or any Subsidiary that is required to be registered in any capacity with the SEC or any state, and each such employee is, and at all times required by applicable Law has been, duly registered as such and such registration is in full force and effect.

(d)                                 The Company has made available to Buyer prior to the date of this Agreement true and complete copies of the current Uniform Application for Investment Adviser Registration on Form ADV as on file with the SEC as of the date of this Agreement relating to the Company and including Part 2 thereof (or a brochure in lieu thereof), reflecting all amendments thereto to the date of this Agreement (“Form ADV”).  The information contained in the Form ADV was accurate and complete in all material respects at the time of each filing and no material deficiencies have been asserted in writing by any Governmental Authority with respect to such filing.

(e)                                  As of their respective dates, the Company Regulatory Documents of the Company, and its Subsidiaries filed since January 1, 2016 complied in all material respects with the requirements of the Securities Laws, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Regulatory Documents, except for such instances of non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and none of such Company Regulatory Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made.

(f)                                   No Company Adviser, and, to the Knowledge of the Company, no “affiliated person” (as defined in the Investment Company Act) of the Company, as applicable, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company.  No Company Adviser, and, to the Knowledge of the Company, no “associated person” (as defined in the Advisers Act) thereof, as applicable, is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as an associated person to a registered investment adviser.  Neither the Company nor, to the Knowledge of the Company, any “affiliated person” (as defined in the Investment Company Act) of the Company has any express or implied understanding or arrangement that, as a result of the Contemplated Transactions, would impose an “unfair burden” (as such term is used in Section 15(f) of the Investment Company Act) on the Patriot Registered Funds, or, with respect to the Patriot Registered Funds, otherwise cause a violation of Section 15(f) of the Investment Company Act.  None of the Company, any Subsidiary of the Company, or any of the persons associated with the Company or any of its Subsidiaries as specified in Rule 506(d) of Regulation D under the Securities Act is subject to any of the disqualifying events listed in Rule 506(d) of Regulation D under the Securities Act, and, to the Knowledge of the Company, there is no inquiry, investigation, proceeding or action pending against any such Person that could reasonably be expected to result in any such disqualifying event.

(g)                                  The Company Advisers have, to the extent applicable, at all times required by applicable Law, adopted and implemented written policies and procedures as required under applicable Law, including Section 204A of and Rule 206(4)-7 under the Advisers Act, and such policies and procedures are reasonably designed to prevent violations under the Advisers Act. Since January 1, 2016, there has been no breach or other instance of material non-compliance by the Company, its Subsidiaries or their respective employees with respect to the applicable compliance procedures and policies, other than those that have been satisfactorily remedied or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(h)                                 Except as not prohibited under applicable Law, since January 1, 2016, none of the Company or its Subsidiaries has offered or given anything of value to any official of a Governmental Authority, any political party or official thereof, or any candidate for political office (i) with the intent of inducing such Person to use such Person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority or to assist the obtaining or retaining of business for, or with, or the directing of business to the Company, or (ii) constituting a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for or with any Governmental Authority.  No Company Adviser or any covered associate of a Company Adviser has made a contribution to an official of a government entity (as such terms are defined in Rule 206(4)-5 under the Advisers Act) in excess of the de minimis limits set forth in Rule 206(4)-5 under the Advisers Act.

(i)                                     Since January 1, 2016, all performance records of the Company Advisers and any Advisory Client or composites of performance records of multiple Advisory Clients that are Patriot Private Funds (“Performance Records”) provided, presented or made available by or on behalf of the Company Advisers to any Advisory Client or prospective advisory client or to any investor or prospective investor in any Patriot Fund complied in all material respects with applicable Laws.  The Company exclusively owns and has the legally enforceable exclusive right to use the Performance Records.  The investment management performance composites maintained by the Company Advisers and listed on Schedule 3.11(i) (the “Composites”) are accurate and complete in all material respects in accordance with the Global Investment Performance Standards (“GIPS”) and have undergone verification completed by Alpha Performance Verification Services, an independent third party in compliance with the Guidance Statement on Verifier Independence, for the period from May 1, 2014 through September 30, 2017, and such verification has been provided to Buyer prior to the date of this Agreement. The Company maintains all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all portfolios that the Company Advisers include in any Performance Record or Composite (current and historical performance results) as required by GIPS to support any Company Adviser’s claim of GIPS compliance and as required by the Advisers Act, rules and regulations thereunder and applicable “no-action” letters.  Any investment performance earned at a firm other than a Company Adviser and presented by a Company Adviser is in compliance with the Advisers Act and GIPS investment performance portability requirements, and the Company maintains all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of such performance presentation and appropriate disclosure relating to the source of the results is provided.  No materials published, circulated or distributed by or on behalf of any Company Adviser to any Advisory Client or prospective advisory client (or investor in or prospective investor in any Patriot Fund) since January 1, 2016 was materially misleading or otherwise materially inconsistent with the requirements of the Securities Laws.

(j)                                    The Company has made available to Buyer a true and correct copy of any exemptive order, no-action letter or similar authorization issued to the Company, its Subsidiaries, any Patriot Fund or any Affiliate, and the Company, its Subsidiaries, the Patriot Fund and/or Affiliate, as applicable, has complied with all material respects with any such order, no-action letter or similar authorization.

(k)                                 Except as set forth on Section 3.11(k) of the Company Disclosure Schedule, none of the Company or any Subsidiary or any officer, manager, director, or employee thereof is, or since January 1, 2016 has been (i) required to be registered with the Commodity Futures Trading Commission as a “commodity pool operator” (as defined in the CEA) or a “commodity trading advisor” (as defined in the CEA), nor required to be registered, licensed or qualified as a broker-dealer, transfer agent, bank, commodity broker-dealer, futures commission merchant, real estate broker, introducing broker, municipal advisor, insurance company or insurance broker, (ii) other than each Company Adviser, required to be registered, licensed or qualified as an investment adviser or investment manager under applicable Law, and (iii) other than the Patriot Trust Company, required to be registered, licensed or qualified as a trust company.

3.12.                     Advisory Clients.

(a)                                 Section 3.12 of the Company Disclosure Schedule sets forth a true and complete list as of the Base Date of (a) each Advisory Client (on a no-names basis), including whether such Advisory Client is a Patriot Registered Fund, Patriot Private Fund, Advised Client or Separate Account Client, (b) with respect to each Advisory Client, the dollar amount of assets under management by the Company, (c) with respect to each Advisory Client, the stated fee rate payable to the Company pursuant to the Advisory Contract of such Advisory Client as of the Base Date (provided that in the event that the stated fee rate payable pursuant to any such Advisory Contract differs depending on the amount of assets under management, Section 3.12 of the Company Disclosure Schedule sets forth each of the stated fee rates under such Advisory Contract and the amount of assets under management to which such stated fee rate relates), excluding any performance-based or similar fee, but taking into account, any fee or expense waiver, rebate or cap, reimbursement obligation or similar offset, and (d) the terms of any fee or expense waiver, rebate or cap, reimbursement obligation or similar offset provided to any Advisory Client.  Each Advisory Contract complies in all material respects with applicable Laws and has been performed by the Company in all material respects in accordance with the terms thereof and applicable Laws.

(b)                                 Since January 1, 2016, any brokerage policies employed by the Company have at all times been in conformity with the description set forth in the Form ADV and, as applicable, the Prospectus of each Patriot Fund, and since January 1, 2016, the only products or services obtained by a Company Adviser through the use of brokerage commissions have been “brokerage and research” services within the meaning of § 28(e) of the Exchange Act and the SEC and SEC staff interpretations thereunder, other than exceptions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)                                  Except as set out on Section 3.12(c) of the Company Disclosure Schedule, (i) no Advised Client or Separate Account Client has identified itself to the Company as a “benefit plan investor” as defined in Section 3(42) of ERISA, (ii) no Patriot Private Fund is a “benefit plan investor” as defined in Section 3(42) of ERISA and (iii) no Advisory Client is a “benefit plan investor” as defined in Section 3(42) of ERISA but is an entity to which Section 404 or 406 of ERISA is deemed to apply.  None of the Company or any of its respective officers or employees whose services to the Company would make them a “fiduciary” as defined in Section 3(21) of ERISA is precluded from acting as a “fiduciary” within the meaning of Section 3(21) of ERISA by operation of Section 411 of ERISA.  Each Advisory Client set out on Section 3.12(c) of the Company Disclosure Schedule has been managed by the Company in compliance in all material respects with all applicable requirements under ERISA and Section 4975 of the Code, and the Company has not engaged in a nonexempt “prohibited transaction” (as such term is defined in ERISA or Section 4975 of the Code).  There is no pending audit or investigation by the IRS, the Department of Labor or any other Governmental Authority with respect to the provision of services by the Company to any Advisory Client set out on Section 3.12(c) of the Company Disclosure Schedule.  The Company meets the requirements to qualify as a qualified professional asset manager (a “QPAM”) as defined in Part VI(a) of Department of Labor Class Exemption 84-14, as amended (“PTE 84-14”), and the Company has not been prevented from serving as a QPAM by application of Part I(g) of PTE 84-14.

(d)                                 Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, none of the Advisory Contracts, or any other arrangements or understandings relating to the rendering of advisory services with respect to any Advisory Client, contains any undertaking by the Company Advisers or any of their Affiliates to cap fees or to reimburse any or all fees thereunder resulting in an effective fee rate lower than that stated in such Advisory Contract (or other applicable arrangement).

3.13.                     Actions.

Except as set forth in Section 3.13 of the Company Disclosure Schedule, there are no (a) legal, administrative, arbitral or other proceedings (including disciplinary proceedings), claims, actions, suits, or governmental or regulatory investigations or inquiries of any nature (“Actions”) pending or, to the Knowledge of the Company, threatened, involving the Company, any of its Subsidiaries, or its or their properties or business, at Law or in equity or before any Governmental Authority or (b) injunctions, orders, decrees, awards or judgments issued by any arbitrator or Governmental Authority, or settlement agreement, consent agreement, memorandum of understanding or disciplinary agreement with any Governmental Authority, to which the Company or any of its Subsidiaries is subject.

3.14.                     Labor and Employment Matters.

(a)                                 None of the Company or any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other labor union Contract applicable to employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company there are not any activities or proceedings of any labor union to organize any such employees.  Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Company or any of its Subsidiaries or any employee or other service provider thereof; (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) there is no representation claim or petition pending before any applicable Governmental Authority; and (iv) there are no charges with respect to or relating to the Company or any of its Subsidiaries pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(b)                                 The Company and each of its Subsidiaries is and has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes.  Each of the Company and its Subsidiaries has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, and none of the Company or any of its Subsidiaries currently employs, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed.

(c)                                  None of the Company or any of its Subsidiaries is delinquent in payment to any of its current or former directors, officers, employees, consultants or other service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such directors, officers, employees, consultants and other service providers or in payments owed upon any termination of such Person’s employment or service.

(d)                                 None of the Company or any of its Subsidiaries has effectuated a “plant closing” or “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act of 1988, or any similar Law) or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law.  Each of the Company and its Subsidiaries is, and has been, in compliance with the Worker Adjustment and Retraining Notification Act of 1988, as amended and each similar state or local Law.

(e)                                  To the Knowledge of the Company, no employee or individual independent contractor of the Company or its Subsidiaries is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Authority that would materially interfere with the use of such Person’s best efforts to promote the interests of the Company or any of its Subsidiaries or that would materially conflict with the Company’s or any of its Subsidiaries’ business as currently conducted.

(f)                                   To the Knowledge of the Company, in the last five (5) years, no allegations of sexual harassment have been made to the Company or any of its Subsidiaries against any individual in his or her capacity as a director or any employee or other service provider of the Company that is either an investment professional or at a level of director or above.

3.15.                     Employee Benefits.

(a)                                 Section 3.15(a) of the Company Disclosure Schedule contains a correct and complete list of all material Plans.  With respect to each Plan, the Company has made available to Buyer or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto; (ii) all trust agreements, insurance contracts and agreements with respect to other funding vehicles; (iii) the most recent annual report and accompanying schedule; (iv) the current summary plan description and any material modifications thereto; (v) the most recent annual financial and actuarial reports; (vi) the most recent determination letter received by the Company or Subsidiary from the IRS regarding the tax-qualified status of such Plan; and (vii) the most recent written results of all related compliance testing.

(b)                                 Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, no Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Company, or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.  No Plan covers any employee outside of the United States.

(c)                                  No event has occurred and no condition exists that would reasonably be expected to subject the Company or any of its Subsidiaries solely by reason of their affiliation with any ERISA Affiliate (other than the Company or any of its Subsidiaries) to any (i) Tax, penalty, fine, (ii) lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Company or any of its Subsidiaries).

(d)                                 With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such plan has received a determination letter (or opinion letters) from the IRS that it is so qualified, and nothing has occurred with respect to the operation of any such plan which would reasonably be expected to cause the loss of such qualification or the imposition on the Company of any material liability, penalty or tax under ERISA or the Code as a result of non-compliance with the rules applicable to such Plan under ERISA and the Code.  No stock or other securities issued by the Company or any of its Subsidiaries forms or has formed any part of the assets of any Plan that is intended to qualify under Section 401(a) of the Code.

(e)                                  There are no pending or, to the Knowledge of the Company, threatened actions, claims or lawsuits against the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefits claims) that could reasonably be expected to result in any material liability to the Company. To the Knowledge of the Company, no Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority, such representation being to the Knowledge of the Company in respect of Plans identified in Item #1 in Section 3.15(a) of the Company Disclosure Schedule.

(f)                                   Each Plan has been established, administered and funded in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.  There is not now, nor do any circumstances exist that could reasonably be expected to give rise to, any requirement for the posting of security by the Company with respect to a Plan or the imposition of any lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code.  All premiums due or payable by the Company with respect to insurance policies funding any Plan have been timely made or paid in full by the Company or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Financial Statements to the extent required thereunder in accordance with generally accepted accounting principles.

(g)                                  Except as set forth on Section 3.15(g) of the Company Disclosure Schedule, none of the Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable law or at the expense of the participant or the participant’s beneficiary.  There has been no material violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply.

(h)                                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) to the Knowledge of the Company, result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code.  No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(i)                                     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)                                    Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) either is not subject to the provisions of Section 409A of the Code or is in documentary compliance, and has been administered in compliance, in all material respects with Section 409A of the Code.

3.16.                     Taxes and Tax Matters.

(a)                                 All Tax Returns required to have been filed by the Company or any of its Subsidiaries have been duly and timely filed (taking into account applicable extensions) and all such Tax Returns were true, correct and complete in all material respects.  The Company and all of its Subsidiaries have paid (or caused to be paid) all material Taxes that were required to have been paid by them (whether or not shown on any Tax Returns).

(b)                                 Except as set forth on Section 3.16(b) of the Company Disclosure Schedule, there is no action, suit, proceeding, audit or investigation pending or, to the Knowledge of the

Company, threatened in writing in respect of any Taxes for which the Company or any of its Subsidiaries is or may become liable, nor has any deficiency for any such Taxes been proposed, asserted or, to the Knowledge of the Company, threatened in writing.

(c)                                  There are no rulings, closing agreements, or similar agreements with any Taxing Authority the terms of which would have an effect on the Company or any of its Subsidiaries.

(d)                                 Neither of the Company or any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes, except for any such agreement entered into in the ordinary course of business and the principal purpose of which is not the allocation or sharing of Taxes.

(e)                                  The Company and its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes.

(f)                                   Neither of the Company or any of its Subsidiaries (i) is currently the beneficiary of any extension of time within which to file any Tax Return, except extensions of times that are automatically granted and applied for in the ordinary course of business, (ii) has waived or extended any statute of limitations in respect of material Taxes, or (iii) has agreed to any extension of time with respect to any material Tax assessment or deficiency.

(g)                                  No Taxing Authority in any jurisdiction where the Company and its Subsidiaries do not file Tax Returns has made a claim in writing that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, nor has any Taxing Authority threatened such a claim in writing.

(h)                                 There are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries except for Permitted Liens.

(i)                                     Neither of the Company or any of its Subsidiaries has participated in a “reportable transaction” required to be disclosed pursuant to Treas. Reg. §1.6011-4(b) or any predecessor thereof.

(j)                                    Neither of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) installment sale or open transaction disposition made on or prior to the Closing Date; (C) prepaid amount received on or prior to the Closing Date; or (D) any election made or amount received by the Company or any of its Subsidiaries on or before the Closing Date.

(k)                                 For U.S. federal income tax purposes, the Company and each of its Subsidiaries has been treated as either a partnership or a disregarded entity at all times since its formation.

3.17.                     Funds.

(a)                                 Each Patriot Fund has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization, or is a series of an entity that has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization, and has the requisite power, right and authority to carry on its business as it is now being conducted, except where such lack of such power, right or authority, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the applicable Patriot Fund or Company Material Adverse Effect.  Each Patriot Registered Fund is, and at all times required by applicable law has been, (i) duly registered with the SEC as an investment company under the Investment Company Act or (ii) a series of a duly registered investment company under the Investment Company Act.

(b)                                 (i) Each Patriot Fund has complied since January 1, 2016, and is in compliance, in all material respects with its investment policies and investment restrictions, if any, as such policies and restrictions may be set forth in its Prospectus, Statement of Additional Information or private offering memorandum (as each may be amended from time to time) and in applicable Laws, if any.  There is no Action pending against any Patriot Fund or, to the Knowledge of the Company, threatened against any Patriot Fund, except where such pending or threatened Action, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on such Patriot Fund or Company Material Adverse Effect.  There is no material Order or regulatory restriction imposed on any Patriot Fund that is not generally imposed on similarly situated investment companies or funds.  Each Patriot Fund is, and since January 1, 2016 has been, in compliance with all applicable Law, other than, in each case, any non-compliance that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on such Patriot Fund or Company Material Adverse Effect.  The Company, and, to the Knowledge of the Company, each Patriot Fund, have complied in all material respects with the privacy rules and applicable regulations promulgated under the Gramm-Leach-Bliley Act, including the requirement regarding privacy notices to Patriot Registered Fund shareholders.

(c)                                  Each prospectus, statement of additional information or offering memorandum (“Prospectus”) used to offer shares or other interests in a Patriot Fund has been prepared in compliance with the requirements of applicable Laws and has not included an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except for any failure to comply that, individually or in the aggregate with any such other failures, would not reasonably be expected to have a material adverse effect on the applicable Patriot Fund or Company Material Adverse Effect.  Since January 1, 2016, all material Prospectuses, financial statements, other forms, reports, sales literature and advertising, and any other documents required to be filed by or on behalf of each Patriot Registered Fund with any applicable Governmental Authority (the “Reports”) have been timely filed, except where the failure to timely file a Report, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the applicable Patriot Registered Fund or Company Material Adverse Effect.  Since January 1, 2016, and to the Knowledge of the Company, the Reports have been prepared in compliance with the requirements of applicable Laws, except for any failure to comply that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the applicable Patriot Registered Fund or Company Material Adverse Effect.

(d)                                 No Patriot Fund is party to or subject to any Contract which is in breach or default on the part of the applicable Patriot Fund, or to the Knowledge of the Company, any other Person, except for such matters that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the applicable Patriot Fund or Company Material Adverse Effect, and the execution, delivery and performance of this Agreement will not result in any such violation.  All Investment Services have been rendered to a Patriot Registered Fund by the Company pursuant to Advisory Contracts that were approved by the duly constituted (including having a majority of “non-interested” members) board of trustees of the applicable Patriot Registered Fund, in all material respects in accordance with Section 15 of the Investment Company Act and, to the extent required by applicable Law, the holders of shares in the Patriot Registered Funds.

(e)                                  Each Patriot Registered Fund has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “federal securities laws”, as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act.  There have been no “material compliance matters”, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, with respect to any Patriot Registered Fund, other than those which have been reported to the board of trustees the applicable Patriot Registered Fund and satisfactorily remedied or are in the process of being remedied.  All payments, if any, by or with respect to each Patriot Registered Fund relating to the distribution of the Patriot Registered Fund’s shares (other than payments that are not required by applicable Laws to be paid pursuant to a 12b-1 Plan) have been made in material compliance with the related 12b-1 Plan and each 12b-1 Plan adopted by or for each of the Patriot Registered Funds, and the operation of each such 12b-1 Plan currently complies with Rule 12b-1 under the Investment Company Act and other applicable Laws in all material respects.  No Patriot Registered Fund has paid or is paying, directly or indirectly, any amount to any Person for an activity that is primarily intended to result in the sale of its shares, except in accordance with a 12b-1 Plan.

(f)                                   All issued and outstanding shares or other interests issued by the Patriot Funds have been duly and validly issued, are fully paid and, unless otherwise required by applicable Law, non-assessable, and were not issued in violation of preemptive or similar rights or applicable Law.  All outstanding shares and other interests of a Patriot Registered Fund that were required to be registered under the Securities Act have been sold pursuant to an effective registration statement filed thereunder (and, where applicable, under the Investment Company Act) and are qualified for sale or an exemption therefrom is in full force and effect, in each state and territory of the United States and the District of Columbia and in any foreign jurisdiction to the extent required under applicable Law, and no such registration statement is subject to any stop order or similar order restricting its use, other than, in each case, any failure to be registered or qualified that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the applicable Patriot Registered Fund or Company Material Adverse Effect.  Each Patriot Private Fund complies, and since inception has complied, with the requirements of Section 3(C)(1) of the Investment Company Act.

(g)                                  The audited balance sheets of each Patriot Private Fund as of December 31, 2017 and the related financial statements for the fiscal year ended December 31, 2017 and the audited balance sheets of each Patriot Registered Fund as of November 16, 2017 and the related financial statements for the period ended November 16, 2017, in each case, as reported by such

Patriot Fund’s independent auditors have been prepared in accordance with GAAP, which have been consistently applied, except as otherwise disclosed therein, and present fairly, in all material respects, the financial position and other financial results of such Patriot Fund at the dates and for the periods, stated therein.

(h)                                 Except as set forth on Section 3.17(h) of the Company Disclosure Schedules, as of the date hereof, the Company does not provide Investment Services to any pooled investment vehicles other than the Patriot Funds.

(i)                                     For all taxable years since its inception, each Patriot Registered Fund has elected to be treated as, and has qualified to be or the Company expects it will qualify to be, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code.  Each Patriot Fund has timely filed (or caused to be timely filed) all federal income and other material Tax Returns required to be filed by it (taking into account any applicable extensions or waivers) with any Taxing Authority and has timely paid (or caused to be paid) all Taxes shown on such Tax Returns.  There is no currently pending or proposed in writing audit of such Tax Returns.  There are no outstanding waivers or comparable consents given by any Patriot Fund regarding the application of the statute of limitations with respect to Taxes.

(j)                                    Since January 1, 2016, there have not been any pricing errors with respect to a Patriot Registered Fund asset or a Patriot Registered Fund shareholder account maintained by the Company, except for any such error that, individually or in the aggregate with any other error, has since been rectified or is not material.

3.18.                     Insurance.

Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of each type of liability and other insurance policy maintained by the Company or any of its Subsidiaries, each of which are in full force and effect.  No claim by the Company or any of its Subsidiaries under any insurance policy since January 1, 2016 has been denied by an insurer thereunder.

3.19.                     Affiliate Transactions.

Except as set forth in Section 3.19 of the Company Disclosure Schedule, no officer, director, member, partner or Affiliate or member of an Affiliate of the Company or any of its Subsidiaries (including the Members) or any individual in such officer’s, director’s, member’s or partner’s immediate family or, to the Knowledge of the Company, their Affiliates, is a party to any contract with the Company or any of its Subsidiaries or owns or has any interest in any assets used by the Company or any of its Subsidiaries (in each case, other than through its ownership of membership interests or other securities in the Members, any Advisory Contracts, or benefits or employment agreements).

3.20.                     No Brokers.

Other than UBS Securities LLC, none of the Company nor any of its Subsidiaries have employed or incurred any liability to any broker, finder or agent for any brokerage fees,

finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

3.21.                     Disclaimer.

Notwithstanding any investigation made by Buyer and notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any of its Affiliates, representatives or advisors has made, or shall be deemed to have on behalf of the Company made, to Buyer or any other Person any representations or warranty other than those expressly made by the Company in this Article III.  Without limiting the generality of the foregoing, no representation or warranty has been made or is being made herein to Buyer or any other Person (i) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to Buyer or any other Person, or (ii) with respect to any other information or documents made available at any time to Buyer or any other Person, except as set forth in this Agreement.

ARTICLE IV
Representations and Warranties of the Members

Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent on the face of such disclosure), each Member, severally and not jointly, hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

4.1.                            Enforceability.

This Agreement is, and each of the Ancillary Documents to be executed and delivered at the Closing by such Member will be at the Closing, duly executed and delivered by such Member and constitute, or as of the Closing Date will constitute, valid and legally binding agreements of such Member enforceable against such Member in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.2.                            No Violation.

The execution and delivery by such Member of this Agreement and the Ancillary Documents to which such Member is a party, and the performance by such Member of its obligations hereunder and thereunder and the consummation by such Member of the Contemplated Transactions will not (a) conflict with or violate any provision of the organizational documents of such Member (to the extent applicable), (b) assuming that all consents, approvals and authorizations contemplated by Section 3.5, Section 4.4 and Section 6.3 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to such Member or by which any of its properties are bound, or (c) result in the creation of, or require the creation of, any Lien upon any of such Member’s Class A Units.

4.3.                            Ownership.

Such Member is the lawful beneficial and record owner of the Class A Units set forth across from such Member’s name on Annex A and has good title to such Class A Units, free and clear of any Liens (other than Liens pursuant to the Company’s organizational documents or applicable Securities Laws and Liens for Taxes not yet due and payable) and, except as set forth on Section 4.3 of the Company Disclosure Schedule, with no Lien or restriction on the voting rights (if applicable) and other incidents of beneficial and record ownership pertaining thereto (other than as set forth in the Company’s organizational documents).  Except as set forth on Section 4.3 of the Company Disclosure Schedule, such Member is not a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders or members agreement with respect to the purchase, repurchase, sale or voting of any Equity Securities of the Company.

4.4.                            Governmental Authorizations and Consents.

No Governmental Consents are required to be obtained or made by such Member in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which such Member is, or is to be, a party, or the consummation by such Member of the Contemplated Transactions, other than (a) compliance with the HSR Act and (b) those Governmental Consents listed in Section 4.4 of the Company Disclosure Schedule, and except for those for which the failure to obtain such Governmental Consents, individually or in the aggregate, would not reasonably be expected to materially impair or delay such Member’s ability to consummate the Contemplated Transactions.

4.5.                            Actions.

There is no Action pending or, to the actual knowledge of such Member, threatened against such Member which questions the validity of this Agreement or any of the Ancillary Documents to which it is a party or seeks to prohibit, enjoin or otherwise challenge such Member’s ability to consummate the Contemplated Transactions.

4.6.                            No Brokers.

Other than UBS Securities LLC, such Member has not employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

4.7.                            Investment Intent.

Each Partner Member to receive Share Consideration under this Agreement will acquire such Share Consideration for its own account for investment, without a view to resale or distribution thereof in violation of Securities Laws and with no present intention of distribution or reselling any part thereof.  Each Partner Member is an “accredited investor” under the meaning of Rule 501(a) under the Securities Act.

4.8.                            Disclaimer.

Notwithstanding any investigation made by Buyer and notwithstanding anything to the contrary contained in this Agreement, neither of such Member nor any of its Affiliates or holders of its Equity Securities, representatives or advisors has made, or shall be deemed to have made, to Buyer or any other Person any representations or warranty other than those expressly made by such Member in this Article IV.  Without limiting the generality of the foregoing, except as provided for in this Agreement, no representation or warranty has been made or is being made herein to Buyer or any other Person (i) with respect to any projections, forecasts, business plans, estimates or budgets delivered to or made available to Buyer or any other Person, or (ii) with respect to any other information or documents made available at any time to Buyer or any other Person.

ARTICLE V
Representations and Warranties of Buyer

Buyer hereby represents and warrants to the Members as of the date hereof and as of the Closing Date as follows:

5.1.                            Organization and Power.

Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the state of Delaware and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.  Except as would not have a Buyer Material Adverse Effect, Buyer is not in default under or in violation of any provision of its organizational documents, and all such documents are in full force and effect.

5.2.                            Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the performance by Buyer of its obligations hereunder and thereunder have been duly authorized by Buyer and no other corporate proceedings on the part of Buyer (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party or the consummation of the Contemplated Transactions that are required to be performed by Buyer.  This Agreement is, and each of the Ancillary Documents to be executed and delivered at the Closing by Buyer will be at the Closing, duly authorized, executed and delivered by Buyer and constitute, or as of the Closing Date will constitute, valid and legally binding agreements of Buyer enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3.                            No Violation.

The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party, consummation of the Contemplated Transactions and performance by Buyer of its obligations under this Agreement and the Ancillary Documents to which Buyer is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Buyer, or (b) assuming that all consents, approvals and authorizations contemplated by Section 5.4 and Section 6.3 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to Buyer or by which its respective properties are bound, except, in the cases of clause (b), to the extent such conflict, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

5.4.                            Governmental Authorizations and Consents.

No Governmental Consents are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which Buyer is, or is to be, a party, or the consummation by Buyer of the Contemplated Transactions, other than compliance with the HSR Act, and except for those for which the failure to obtain such Governmental Consents, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

5.5.                            Section 15(f) of the Investment Company Act.

None of Buyer or any of its “interested persons” (as that term is defined under applicable provisions of the Investment Company Act) has any express or implied understanding or arrangement which would impose an “unfair burden” (as such term is used in Section 15(f) of the Investment Company Act) on any of the Patriot Registered Funds or the Buyer Fund Series as a result of the Contemplated Transaction or would otherwise cause a violation of Section 15(f) of the Investment Company Act in connection with the Contemplated Transaction.

5.6.                            Actions.

There are no Actions pending or, to the knowledge of Buyer, threatened, involving Buyer or its properties or business, at Law or in equity or before any Governmental Authority, except where such pending or threatened Actions, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

5.7.                            Financial Capacity.

(a)                                 Attached hereto as Exhibit D is a true and complete fully executed copy of a debt commitment letter, dated as of the date hereof (as amended, restated, replaced, supplemented or otherwise modified or waived in accordance with Section 6.10(c), the “Commitment Letter”), among the Financing Sources and Buyer, pursuant to which the Financing Sources have committed to provide or cause to be provided debt financing to Buyer in connection with the Contemplated Transactions (the “Financing”).

(b)                                 As of the date hereof, the Commitment Letter, together with the ancillary documents referenced therein and delivered to the Members’ Representative, constitute all of the agreements entered into between each of the Financing Sources, on the one hand, and Buyer and/or its Subsidiaries, on the other hand, with respect to the financing arrangements contemplated thereby.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter.  As of the date hereof, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, each of the other parties thereto (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors’ rights generally and general principles of equity).  As of the date hereof, the Commitment Letter has not been modified or amended in any respect and the respective commitments contained in the Commitment Letter have not been withdrawn or rescinded.  As of the date hereof, neither Buyer nor any of its Subsidiaries is in breach of the Commitment Letter, nor do Buyer or any of its Subsidiaries have knowledge of any breach of the Commitment Letter by any of the other parties thereto.  As of the date hereof, to the knowledge of Buyer, there are no facts or circumstances that are reasonably likely to adversely affect the availability of the Financing.  Buyer has timely paid in full any and all commitment fees and/or other fees required to be paid on or prior to the date hereof under the terms of the Commitment Letter and will pay all other commitment fees and/or other fees required to be paid under the terms of the Commitment Letter as they become due.  Buyer acknowledges that its obligation to consummate the Contemplated Transactions is not contingent on receipt of any financing.

5.8.                            SEC Filings; Financial Statements.

(a)                                 Since February 12, 2018, Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a), 14(a) or 15(d) thereof, on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Filings prior to the expiration of any such extension.  As of their respective dates, the SEC Filings complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Filings, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of the date hereof, to Buyer’s actual knowledge, none of the SEC Filings is the subject of any ongoing review by the SEC, nor are there any outstanding comments from the SEC or any other Governmental Authority to the SEC Filings.  As of the date hereof, Buyer is not aware of any events or occurrences that require Buyer to file a Current Report on Form 8-K with the SEC (other than in connection with the Contemplated Transactions).

(b)                                 The historical financial statements of Buyer included in the SEC Filings (including, in each case, the notes thereto) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Buyer and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

5.9.                            ERISA Advisory Clients.

Immediately following the Closing, the Company and its Subsidiaries will not, solely as a result of being a Subsidiary of Buyer, be disqualified from relying on PTE 84-14 due to the application of Section I(g) of PTE 84-14.

5.10.                     No Brokers.

Other than RBC Capital Markets, LLC, neither Buyer nor or any of its Affiliates has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

5.11.                     Investment Intent.

Buyer is acquiring the Class A Units to be purchased under this Agreement for its own account for investment, without a view to resale or distribution thereof in violation of Securities Laws and with no present intention of distributing or reselling any part thereof.

5.12.                     No Reliance.

(a)                                 Buyer has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of the Members (or their Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in Article III or Article IV hereof (including the Company Disclosure Schedule).

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, none of the Company, the Members (or their Affiliates, representatives or advisors) has on behalf of the Company or the Members made, or shall be deemed to have made, to Buyer or any other Person any representations or warranty other than those expressly made by the Company in Article III and the Members in Article IV, respectively.  Without limiting the generality of the foregoing, except as provided for in this Agreement, Buyer acknowledges that no representation or warranty has been made or is being made herein to Buyer or any other Person (i) with respect to any projections or forecasts delivered to or made available to Buyer or any other Person, or (ii) with respect to any other information or documents made available to Buyer or any other Person.

5.13.                     Absence of Certain Changes.

Except as reflected on Buyer’s financial statements described in Section 5.8(b), since February 12, 2018, there has not been any change in Buyer’s assets, properties, business, results of operations or condition (financial or otherwise) that, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect.

ARTICLE VI
Covenants

6.1.                            Conduct of the Company.

(a)                                 Except (i) to the extent compelled or required by applicable Law, (ii) as otherwise expressly permitted or contemplated by this Agreement, (iii) as set forth in Section 6.1 of the Company Disclosure Schedule, or (iv) as consented to in advance in writing by Buyer, during the period from the date hereof to the Closing Date, the Company shall, and shall cause its Subsidiaries to, conduct its business and operations in the ordinary course consistent with past practice and (x) use commercially reasonable efforts to maintain its assets and properties and to preserve its current relationships with its Advisory Clients (provided, that redemptions or withdrawals of Advisory Clients in the ordinary course shall not be deemed a breach of this Section 6.1(a)), employees and others having business dealings with it, (y) maintain its books and records in the usual, regular and ordinary manner, and (z) use commercially reasonable efforts to preserve the goodwill and ongoing operations of its business.

(b)                                 Without limiting the generality of the foregoing, except (i) to the extent compelled or required by applicable Law, (ii) as otherwise expressly permitted or contemplated by this Agreement, (iii) as set forth in Section 6.1 of the Company Disclosure Schedule, or (iv) as consented to in advance in writing by Buyer, during the period from the date hereof to the Closing Date, the Company shall not, and shall cause its Subsidiaries not to:

(i)                               modify or amend the certificate of formation or limited liability company agreement of the Company or any of its Subsidiaries;

(ii)                            issue, deliver, sell, or authorize the issuance, delivery or sale of, any Equity Securities of the Company or any of its Subsidiaries;

(iii)                         split, combine, redeem, repurchase, or reclassify, or purchase or otherwise acquire any Equity Securities of the Company or any of its Subsidiaries;

(iv)                        subject to Section 6.15, declare or pay any dividend or make any distribution in respect of any of its Equity Securities other than dividends and distributions in cash;

(v)                           incur Indebtedness or forgive any Indebtedness;

(vi)                        enter into any Contract that purports to limit, curtail or restrict the kinds of businesses which it or its Affiliates may conduct, or the Persons with whom it or its Affiliates can compete;

(vii)                     acquire any business of any Person by merger, consolidation, share or asset purchase or merge or consolidate with another Person;

(viii)                  divest, sell, transfer or otherwise dispose of, or encumber any material asset of the Company or its Subsidiaries, other than in the ordinary course of business and other than dividends and distributions of cash or marketable securities;

(ix)                        adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company;

(x)                           other than as required by a Plan set forth on Section 3.15(a) of the Company Disclosure Schedule or as explicitly contemplated hereunder, (A) increase the compensation or benefits of any employee or other individual service provider of any Company or any Subsidiary, (B) accelerate the vesting or payment of any compensation or benefits of any employee or other individual service provider of any Company or any Subsidiary, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) fund any payments or benefits that are payable or to be provided under any Plan, (E) terminate without “cause” any employee or other individual service provider of any Company or any Subsidiary, (F) hire or engage any new employee or other individual service provider of any Company or any Subsidiary, (G) make any loan to any present or former employee or other individual service provider of the Company or any Subsidiary (other than advancement of expenses in the ordinary course of business consistent with past practices), or (H) enter, amend or terminate into any collective bargaining agreement or other agreement with a labor union or labor organization;

(xi)                        take any action that would cause the Company to be treated as a corporation for U.S. federal income tax purposes;

(xii)                     make or change any material election in respect of Taxes, settle or compromise any Tax liability, file or amend any Tax Return, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment that would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date;

(xiii)                  change its accounting policies or procedures except to the extent required to conform with GAAP;

(xiv)                 voluntarily divest itself of management of the Patriot Registered Funds, or any Advised Client or Separate Account Client;

(xv)                    change its fiscal year;

(xvi)                 make advances or capital contributions to, or investments in, any other Person;

(xvii)              amend, transfer, terminate, waive any rights under or cancel any Material Contract, or enter into any new agreement that would have been a Material Contract had it been in effect as of the date hereof, in each case other than in the ordinary course of business;

(xviii)           commence or settle any Action against or involving the Company or any of its Subsidiaries;

(xix)                 expend, or commit to expend, funds for capital expenditures of more than $100,000 in the aggregate;

(xx)                    enter into a new line of business;

(xxi)                 dissolve or terminate, or make any material changes to the structure or strategy of, any Patriot Private Fund or launch, or initiate any new marketing campaigns for, a commingled fund (whether or not registered under the Investment Company Act) or any other similar vehicle or product, except that the Company shall not be precluded from acting upon instructions or in accordance with guidelines established by the board of trustees of a Patriot Registered Fund;

(xxii)              create a new subsidiary of the Company; or

(xxiii)           authorize, agree, resolve or consent to any of the foregoing.

(c)                                  Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Company prior to the Closing Date.  Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.  Notwithstanding anything to the contrary in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate or conflict with applicable Law.

6.2.                            Access to Information Prior to the Closing.

During the period from the date hereof through the Closing Date, the Company shall give Buyer and its authorized representatives (including Financing Sources who are subject to customary non-disclosure agreements) reasonable access during regular business hours to all personnel, offices, facilities, books and records of the Company as Buyer may reasonably request; provided, that the Company shall not be required to take any action which would constitute a waiver of the attorney-client privilege.  Notwithstanding the foregoing, Buyer and its representatives shall not contact any Advisory Client or any supplier or other Person having a business relationship with the Company or any of its Subsidiaries specifically with respect to the Contemplated Transactions unless it has received prior written approval from the Company in its sole discretion.

6.3.                            Advisory Client Consents.

(a)                                 For each Patriot Registered Fund, and with respect to the reorganization of each Patriot Registered Fund into a newly established series of Victory Portfolios, a Delaware statutory trust (the “Buyer Trust” and each such series, a “Buyer Fund Series”) (each, a “Fund Reorganization”), the Company shall use commercially reasonable efforts to obtain, in accordance with the Investment Company Act and as promptly as practicable following the date hereof, (A) the approval by the board of trustees of the Patriot Registered Fund (“Fund Board Reorganization Approval”) of the applicable Fund Reorganization and all necessary actions to effect such Fund Reorganization; and (B) the requisite approval by the shareholders of such Patriot Registered Fund of the proposed Fund Reorganization (“Fund Shareholder Reorganization Approval”). The economic terms of the investment management agreement of a Buyer Fund Series shall be the same as the investment management agreement for the corresponding Patriot Registered Fund that will be reorganized into it.  In connection therewith, Buyer shall provide to the board of trustees of the Patriot Registered Funds all information relating to such party and its Affiliates reasonably requested by such board to enable it to evaluate the foregoing.  Further, for each such Patriot Registered Fund, Buyer shall use commercially reasonable efforts to obtain, as promptly as practicable following the date hereof, the approval, to the extent required to effect any Fund Reorganization, of the board of trustees of Buyer Trust (the “Buyer Fund Board”) of the Fund Reorganization.  Further, Buyer shall use commercially reasonable efforts to cause the Buyer Trust or each Buyer Fund Series into which a Patriot Registered Fund will, pursuant to the proposed Fund Reorganization, be reorganized to prepare and to file with the SEC, consistent with all applicable requirements, (i) all registration statements, including any pre-effective or post-effective amendments thereto, on Forms N-1A and N-14 (or successor form thereto), which registration statement on Form N-14 shall contain a joint proxy statement and prospectus (a “Fund Reorganization Proxy Statement/Prospectus”), (ii) proxy solicitation materials, including a form of proxy card and any supplementary proxy materials, (iii) each Prospectus and supplement or amendment thereto, and (iv) state “blue sky” or other regulatory filings, as may be necessary to comply in all material respects with applicable Law, including the Securities Act, Section 14 of the Exchange Act and Section 20 of the Investment Company Act, and as necessary to ensure that the registration statement(s) on Form N-1A applicable to the Buyer Fund Series has become effective upon the closing of the transactions contemplated hereby.  The Company shall, upon the reasonable request of Buyer, provide to Buyer any information regarding the Company or the applicable Patriot Registered Fund that is required to be included in any Fund Reorganization Proxy Statement/Prospectus.  Consistent with its obligations under the first sentence of this Section 6.3(a), the Company shall use commercially reasonable efforts to cause each such Patriot Registered Fund or an agent for such Patriot Registered Fund (A) to mail such Fund Reorganization Proxy Statement/Prospectus to the shareholders of such Patriot Registered Fund as promptly as practicable after the registration statement on Form N-14 has become effective and no further correspondence with the Staff of the SEC is required in connection therewith and (B) as soon as practicable following the mailing of such proxy solicitation materials, and as permitted by state law and the organizational documents governing the Patriot Registered Fund, submit such Fund Reorganization for Fund Shareholder Reorganization Approval.

(b)                                 For each Patriot Registered Fund in respect of which the Buyer Fund Board has failed to provide in a timely manner the approvals required of it for a Fund Reorganization, the Company shall use commercially reasonable efforts to obtain, as promptly as practicable following the date hereof, the due consideration and approval by the board of trustees of the Patriot Registered Funds (“Fund IMA Board Approval”) for, in accordance with Section 15 of the Investment Company Act (and, if applicable, Rule 15a-4 thereunder), new Advisory Contracts with the Company with respect to each of the Patriot Registered Funds, in each case to be in effect as of the Closing Date.

(c)                                  To the extent Fund IMA Board Approval has been obtained with respect to a new Advisory Contract relating to a Patriot Registered Fund in accordance with Section 6.3(b), the Company shall use commercially reasonable efforts to obtain, as promptly as practicable following the date of Fund IMA Board Approval, the due consideration and approval by the shareholders of such Patriot Registered Fund (“Fund Shareholder IMA Approval”) of (1) such new Advisory Contract in accordance with Section 15 of the Investment Company Act and the applicable rules thereunder and (2) the election to the board of trustees of the Patriot Registered Funds of each of the persons set out on Section 6.3(c) of the Company Disclosure Schedule, subject to the board composition provisions of the Investment Company Act and the considerations and resolutions of the Nominating and Governance Committee of the board of trustees of the Patriot Registered Funds.  Further, the Company shall use its commercially reasonable efforts to cause each such Patriot Registered Fund to prepare and to file with the SEC (to the extent such filing is required) all proxy solicitation materials necessary to comply in all material respects with applicable Law, including Section 14 of the Exchange Act and Section 20 of the Investment Company Act (a “Fund Proxy Statement”), and Buyer shall, upon the reasonable request of the Company, provide to the Company any information regarding Buyer that is required to be included in any Fund Proxy Statement.  Consistent with its obligations under the first sentence of this Section 6.3(b), the Company shall use commercially reasonable efforts to cause each such Patriot Registered Fund (A) to mail such Fund Proxy Statement to the shareholders of such Patriot Registered Fund as promptly as practicable after clearance by the SEC and (B) as soon as practicable following the mailing of such proxy solicitation materials, submit such new Advisory Contract for Fund Shareholder Approval.

(d)                                 As promptly as reasonably practicable following the date hereof, the Company shall send a notice and request for consent in substantially the form attached to this Agreement as Section 6.3(d) of the Company Disclosure Schedule or such other form as reasonably agreed to by the parties (the “Consent Notice”) to (i) each Separate Account Client, (ii) the investment or financial adviser of each Advised Client (each such investment or financial adviser, an “Advised Client Adviser”) and (iii) each Fund Investor other than holders of shares in the Patriot Registered Funds.  The Company shall request the written consent of each Separate Account Client, Advised Client Adviser, or Fund Investor, as applicable, and the Consent Notice shall include such request, to the assignment by the Company to Buyer Adviser of the Advisory Contract of such Separate Account Client, Advised Client or applicable Patriot Private Fund, and the Company shall use commercially reasonable efforts to obtain such consent (each such consent, a “Non-RIC Account Consent”).  The parties hereto agree that any Non-RIC Account Consent shall be deemed obtained upon receipt of the applicable written consent from the Separate Account Client, the Advised Client Adviser, or Requisite Threshold of Fund Investors in the applicable Patriot Private Fund; provided, however, that no such consent shall be deemed to have been obtained if at any time prior to the close of business on the Closing Measurement Date such Separate Account Client, Advised Client Adviser, or Fund Investor (to the extent, when taken together with other non-consenting Fund Investors, the applicable Requisite Threshold is no longer met) terminates or affirmatively notifies the Company that such Separate Account Client, Advised Client Adviser, or Fund Investor has not consented or is terminating the applicable Advisory Contract.  The parties agree that the consent of any Patriot Private Fund shall not be deemed given under this subsection (d) unless the applicable general partner, board of directors or similar body has provided its written consent and such consent is not withdrawn prior to Closing.

(e)                                  Each of the parties hereto shall cooperate, jointly plan, and share information with respect to all material communications with any Advisory Clients (including trustees of any Patriot Registered Funds or Fund Investors) with respect to the Contemplated Transactions and the operation of the business of the Company following the Closing.  Buyer shall be provided the opportunity to review and comment on all notices and related materials distributed to any Advisory Client or Fund Investor by the Company in connection with obtaining any Client Consents pursuant to this Section 6.3 at least twenty-four (24) hours prior to their distribution.

(f)                                   Buyer covenants and agrees that none of the information supplied or to be supplied by or on behalf of Buyer specifically for inclusion or incorporation by reference in each Fund Reorganization Proxy Statement/Prospectus or Fund Proxy Statement will, at the time of the mailing of such document or any amendments or supplements thereto, or at the time of the shareholders meeting held in relation thereto, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company covenants and agrees that none of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in a Fund Reorganization Proxy Statement/Prospectus or Fund Proxy Statement will, at the time of the mailing of such document or any amendments or supplements thereto, or at the time of the shareholders meeting held in relation thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.4.                            Efforts; Regulatory Filings.

(a)                                 Buyer and the Company shall their use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to consummate as promptly as practicable after the date hereof the Contemplated Transactions, including obtaining all necessary approvals and clearances from Governmental Authorities and satisfying the respective conditions set forth in Article VII.  None of the parties shall take, or cause to be taken, any action with the intent of delaying the consummation of the Contemplated Transactions without written consent of the other party.

(b)                                 As soon as reasonably practicable following the date hereof (and in any event no later than thirty (30) days after the date hereof) and pursuant to the applicable requirements of the HSR Act and the rules and regulations thereunder, Buyer and the Company shall cause to be filed with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) Notification and Report Forms relating to the Contemplated Transactions.  Buyer and the Company each shall (i) promptly supply the other party with any information which may be required in order to effectuate such filings and (ii) respond as promptly as practicable to any inquiries received from the FTC or the DOJ for additional information or documentation.  Each of Buyer and the Company shall (x) promptly notify the other party of any material communication between that party and the FTC or the DOJ and, subject to applicable Law, discuss with and permit the other party to review in advance any proposed written communication to any of the foregoing; (y) consult with the other party, to the extent practicable, in advance of participating in any substantive meeting or discussion with the FTC, DOJ, or any other Governmental Authority with respect to any filings, investigation or inquiry concerning the Contemplated Transactions and, to the extent permitted by such Governmental Authority, give the other party the opportunity to attend and participate; and (z) to the extent practicable and subject to applicable Law, furnish the other party with copies of all written correspondence and communications between them and their Affiliates and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to the Contemplated Transactions.

6.5.                            Certain Tax Matters.

(a)                                 All transfer, documentary, sales, use, value-added, gross receipts, stamp, registration or other similar transfer taxes incurred in connection with the purchase, sale and transfer of the Class A Units as contemplated by the terms of this Agreement, including all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred (“Transfer Taxes”), shall be paid fifty (50) percent by the Members and fifty (50) percent by Buyer when due and, if required by applicable law, Buyer shall join in the execution of any necessary Tax Returns and other documentation with respect to any Transfer Taxes.

(b)                                 The Members’ Representative shall prepare or cause to be prepared, and the Company shall timely file or cause to be timely filed, all Income Tax Returns of the Company or any of its Subsidiaries for all Pre-Closing Periods, as well as any other Tax Returns that reflect items that pass through to or are liabilities of the Members (any Tax Return described in this sentence, a “Member-Prepared Tax Return”).  Neither Buyer nor the Company may file or amend any Member-Prepared Tax Return or any other Income Tax Return that relates to or would affect a Pre-Closing Period of the Company or any of its Subsidiaries, except as directed by the Members’ Representative or as required pursuant to a final determination.

(c)                                  Buyer, the Company and the Members shall reasonably cooperate, as and to the extent reasonably requested by the other party, and agree to furnish or cause to be furnished to each other, upon request, as promptly as reasonably practicable, such information (including reasonable access to books and records) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter.  Buyer, the Company and the Members shall reasonably cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.5(c).

(d)                                 Any refunds of Taxes in respect of a Pre-Closing Period (including the portion of any taxable period that includes, but does not end on, the Closing Date, that ends on the Closing Date) shall be for the account of the Members and shall be paid over promptly upon receipt by Buyer or the Company, as applicable.

6.6.                            Post-Closing Investment Company Compliance.

Each of the Company and the Members shall use its commercially reasonable efforts to assure, prior to the Closing, and the parties hereto shall use their reasonable best efforts to assure, for the three-year period following the Closing, in each case that the composition of the board of trustees of any Patriot Registered Fund and, if the Fund Reorganization occurs, the Buyer Fund Board is in compliance at such times with Section 15(f)(1)(A) of the Investment Company Act.  For a period of two years after the Closing, Buyer shall use its commercially reasonable efforts to ensure that there shall not be imposed on the Patriot Registered Fund and, if the Fund Reorganization occurs, the Buyer Fund Series an “unfair burden” (as defined in Section 15(f) of the Investment Company Act) as a result of the Contemplated Transactions or any terms or conditions applicable thereto.  Buyer shall further use its commercially reasonable efforts to ensure that Buyer and its “interested persons” do not take (or fail to take), after the Closing, any action that (or the failure of which) would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of the Contemplated Transactions.

6.7.                            Public Announcements.

The initial press release regarding this Agreement and the Contemplated Transactions shall be made at such time and in such form as Buyer and the Company agree.  Prior to the Closing, none of Buyer, the Company or the Members will issue or make any subsequent press release or public statement with respect to this Agreement or the Contemplated Transactions without the prior consent of Buyer and the Company, in each case not to be unreasonably withheld, except as may be required by Law; provided, that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other parties before doing so; provided, further, that information relating to this Agreement and the Contemplated Transaction may be provided to Advisory Clients in connection with the transactions contemplated by Section 6.3.

6.8.                            Notice of Certain Events.

Prior to the Closing, each party shall promptly notify each other party of (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions, (b) any written notice or other written communication from any Governmental Authority in connection with the Contemplated Transactions, (c) any Action commenced involving such party that, if pending on the date of this Agreement, would have been required to have been disclosed, (d) any occurrence of which it is aware that is reasonably likely to result in any of the conditions set forth in Article VII becoming incapable of being satisfied, (e) notification by any senior employee of such employee’s resignation of employment, (f) any material compliance violations, and (g) the failure of such party to comply in all material respects with any covenant or agreement to be complied with by it hereunder at or before the Closing.

6.9.                            No Negotiation.

Each of the Company and the Members agrees that between the date of hereof and the Closing, or termination of this Agreement pursuant to Article XI, the Company and the Members shall not, and shall cause its members and Subsidiaries and its and their respective Affiliates and representatives not to, directly or indirectly solicit, encourage or initiate the submission of proposals or offers from, provide any confidential information to, or participate in discussions or negotiations or enter into any agreement with, any Person (other than Buyer and its Affiliates) concerning the sale of the Company or any of its Subsidiaries.

6.10.                     Efforts to Obtain Funding.

(a)                                 Subject to the terms and conditions of this Agreement, Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions applicable to Buyer within its control described in the Commitment Letter in a timely manner including using reasonable best efforts to (i) maintain in full force and effect the Commitment Letter in accordance with its terms, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions (including any flex provisions set forth in the fee letter) not less favorable, in all material respects and taken as a whole, to Buyer, than those contained therein as promptly as practicable after the date hereof, (iii) comply with all covenants and obligations applicable to Buyer in the Commitment Letter and any definitive agreements with respect thereto, and (iv) satisfy on a timely basis (or obtain a waiver of) all conditions applicable to Buyer in such definitive agreements (but excluding in any event any condition where the failure to satisfy is a direct result of the Company’s failure to provide the information and assistance set forth in Section 6.11).  If at any time it becomes reasonably likely that Buyer will be unable for any reason to consummate the Financing on the terms set forth in, or on terms not materially less favorable to Buyer than those in, the Commitment Letter, Buyer shall use its reasonable best efforts to obtain replacement financing on terms not less favorable in all material respects and taken as a whole, including from alternate sources, as promptly as practicable after the occurrence of such event.

(b)                                 Without limiting the generality of the obligations set forth in subsection (a) above, Buyer shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its representatives to, deliver all documents and instruments reasonably necessary to satisfy the conditions set forth in the Commitment Letter and assist with the syndication or marketing of the financing contemplated thereby.

(c)                                  Buyer shall not amend, restate, supplement or otherwise modify or waive any provision in the Commitment Letter without the prior written consent of the Members’ Representative, if such amendment, modification or waiver (A) reduces the aggregate amount of the Financing, (B) imposes additional conditions precedent to the availability of the Financing in a manner that would reasonably be expected to materially delay or prevent the funding of the Financing on the Closing Date, or (C) materially adversely affects the ability of Buyer to consummate the Contemplated Transactions.  Buyer shall keep the Company and the Members’ Representative reasonably informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and any replacement financing, if applicable.

6.11.                     Cooperation with Financing.

(a)                                 Prior to the Closing, the Company shall use commercially reasonable efforts to provide and cause its officers, employees and advisors (including legal and accounting advisors) to provide such cooperation to Buyer as may reasonably be requested by Buyer in connection with obtaining the Financing necessary to complete the Contemplated Transactions, including using commercially reasonable efforts to: (i) assist Buyer with the preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Buyer or the Financing Sources, (ii) at reasonable times and locations mutually agreed upon and upon reasonable notice, participate in a reasonable number of road shows, meetings, presentations, drafting sessions, due diligence sessions and similar presentations to and with prospective lenders, investors and rating agencies including direct contact between senior management and representatives (including legal and accounting) of the Company on the one hand, and the financial institution(s) providing the Financing on the other hand, (iii) facilitate the pledging of collateral

(conditioned on the consummation of the Closing), (iv) assist in the preparation of customary bank books, confidential information memoranda, lender and investor presentations, ratings agency presentations and similar documents for the Financing, (v) provide assistance in the preparation of the definitive financing documents as may be reasonably requested by Buyer, (vi) assist with the preparation of materials for rating agency presentations, offering and syndication documents (including public and private information memoranda and lender presentations), business projections and similar marketing documents required in connection with the Financing and all documentation and other information required for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act, (vii) execute and deliver, in each case effective only as of the Closing, any guarantees, pledges and security documents, other definitive financing documents or other certificates or documents contemplated by the Financing and hedging agreements as may reasonably requested by Buyer (including a certificate with respect to solvency matters as contemplated by the Financing), (viii) take such other actions as are within their control and reasonably requested by Buyer to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Financing, and (ix) take all actions as are within their control and are reasonably requested by Buyer to facilitate arrangements for the discharge as of the Closing Date of any Indebtedness of the Company in the manner contemplated in Section 2.3(h), including obtaining customary release letters, Lien terminations and other instruments of discharge.  The Company consents to the reasonable use of the Company’s logos in connection with any Financing in a manner customary for such financing transactions, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company or any of the Company’s Affiliates.  Notwithstanding the foregoing, (x) nothing contained in this Section 6.11 shall require cooperation with Buyer to the extent it would encumber any of the assets of the Members or, prior to Closing, the Company or its Subsidiaries, require the Members or, prior to Closing, the Company or its Subsidiaries to pay any commitment or other fee or make any other payment in connection with the Financing prior to the Closing (unless simultaneously reimbursed by Buyer pursuant to the terms of this Agreement), result in a breach of or default (with or without notice or lapse of time) under, the Company’s or any of its Subsidiaries’ organizational documents or any applicable Law or any Contract to which the Company or any of its Subsidiaries is a party, in effect on the date hereof, or impose any liability on a Member or, prior to Closing, the Company or its Subsidiaries and (y) none of the Members, the Company or its Subsidiaries, or any of their respective directors, officers or employees, shall (A) be required to take any action in their capacity as a member of the board of directors of the Company or any of its Subsidiaries to authorize or approve the Financing, (B) have any liability or any obligation under any debt financing agreement or any other agreement or document related to the Financing or (C) be required to incur any other liability in connection with the Financing, provided that clauses (B) and (C) shall only apply to the Company and its Subsidiaries prior to the Closing.

(b)                                 Buyer shall promptly, upon request by the Members’ Representative, reimburse the Member Indemnitees for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and reasonable independent accountants’ fees) incurred by the Member Indemnitees in connection with the cooperation contemplated by this Section 6.11 and shall indemnify and hold harmless the Member Indemnitees from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing (including, for the avoidance of doubt, any and all Losses suffered or incurred in connection with Buyer’s use of the Company’s logos pursuant to this Section 6.11), any action taken by them at the request of Buyer pursuant to this Section 6.11 and any information utilized in connection therewith (other than information provided by the Company and its Affiliates and Losses arising out of the gross negligence or willful misconduct of the Company or any of its Affiliates).

(c)                                  For the avoidance of doubt and notwithstanding anything to the contrary in this Section 6.11 or elsewhere in this Agreement, Buyer acknowledges and agrees that its obligation to consummate the Contemplated Transactions on the terms and subject to the conditions set forth herein is not conditioned upon the availability or consummation of the Financing, the availability of any replacement commitments or receipt of the proceeds therefrom and, accordingly, the parties hereto agree that if (i) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than those conditions which by their nature cannot be satisfied until the Closing, but which conditions are reasonably capable of being satisfied if the Closing were to occur), (ii) Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.1, and (iii) the Members irrevocably confirm in writing that the Members are prepared to consummate the Closing and, if the Financing is funded, then the Closing will occur, a failure of Buyer to close the Contemplated Transactions on the Closing Date in accordance with (and subject to) the terms and conditions of this Agreement as a result of a failure or inability to consummate the Financing constitutes a breach of this Agreement.

6.12.                     Financial Statements.

(a)                                 As long as the Closing shall not have occurred and this Agreement shall not have been terminated in accordance with its terms, the Members’ Representative shall as promptly as practicable (and in any event within twenty (20) Business Days of each month end) cause to be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and delivered to Buyer unaudited consolidated balance sheets and related consolidated statements of operations and cash flows of the Company and its Subsidiaries for each month ending at least twenty (20) Business Days prior to the Closing Date and for the corresponding prior-year months; provided, that neither the Company nor the Members makes any representation or warranty as to such financial statements.

(b)                                 The Company shall use commercially reasonable efforts to complete, on or prior to April 20, 2019, the audited consolidated balance sheet of the Company and its Subsidiaries as of, and the related consolidated statements of income, retained earnings and cash flows for, the year ended December 31, 2018, setting forth in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, prepared in accordance with GAAP applied on a consistent basis (the “2018 Audit”).

(c)                                  The Company shall use commercially reasonable efforts to prepare the September 2018 Financials, the 2018 Audit and the March 2019 Financials in accordance with Regulation S-X.

6.13.                     Restrictions on Transfer of Share Consideration.

With respect to any issuance of Share Consideration to a Partner Member under this Agreement, such Partner Member shall not Transfer (other than by operation of law) any such

Share Consideration until the third anniversary of the Closing; provided that such restriction shall cease to apply to any such Partner Member if such Partner Member is terminated without cause; provided, further, that a Partner Member shall be permitted to Transfer its Share Consideration to any Affiliate or family member of such Partner Member in connection with estate planning purposes.

6.14.                     Excess Cash.

The Company and the Members (other than the LPC Member) shall use commercially reasonable efforts to cause the Company to have no more Closing Date Cash than would be required for Estimated Closing Date Net Working Capital to equal Target Net Working Capital (amounts in excess of such amount “Excess Cash”), including by distributing Excess Cash to the Members prior to Closing.

6.15.                     Incentive Fees.

(a)                                 The Members shall be entitled to all payments or allocations of performance fees, incentive fees, incentive allocations, carried interest, contingent or similar fees and allocations paid or received by (or for the account of) the Company or its Subsidiaries or Buyer or its Affiliates following Closing, in respect of the assets under management of Advisory Clients for any period prior to the Closing; provided, that the Members shall not be entitled to any such payments or allocations to the extent otherwise taken into account in calculating the Estimated Closing Date Net Working Capital or the Closing Date Net Working Capital.  In connection therewith, Buyer shall promptly notify the Members’ Representative of any and all such payments or allocations, and shall promptly remit to the Members’ Representative, for further distribution to the Members promptly, but in no event later than ten (10) Business Days following the receipt/allocation, (i) fifteen percent (15%) of all such payments or allocations to the LPC Member and (ii) the remainder to the other Members pro rata in accordance with each such Member’s relative Indemnification Percentage; provided, that, if the Closing does not occur on the calendar year-end, then the amount of such payments/allocations due to the Members shall be prorated based on the number of days elapsed as of the Closing Date in such calendar year over 365 days.

6.16.                     Patriot Registered Funds Boards.  Prior to Closing, the Company will enter into a customary indemnification agreement, or purchase a tail insurance policy (which, for the avoidance of doubt, will be a Company Transaction Expense), in favor of the board of trustees of the Patriot Registered Fund.  Such agreement or policy shall cover all claims or liability resulting from service as a trustee of the Patriot Registered Fund and shall remain in force for a period of six years unless agreed to otherwise by all trustees.  For the avoidance of doubt, neither an agreement nor policy in favor of the board of trustees of the Patriot Registered Fund under this provision shall be subject to the termination and expiration provisions of Section 10.1.

6.17.                     Release of Guarantee.  Buyer shall use commercially reasonable efforts to (i) assist the Principal Employees in obtaining, effective as of the Closing, the release of the Guarantee, dated as of November 29, 2011, by the Principal Employees in respect of the Lease Agreement (as defined in the Company Disclosure Schedule) and (ii) eliminate or replace the Company’s letter of credit with respect to such Lease Agreement.  In the event the release in the foregoing clause (i) is not obtained on or prior to the Closing, the Buyer shall, promptly following the Closing, take the actions set forth on Schedule 6.17.  The parties hereby agree that any cash collateral released to the Company in connection with the elimination or replacement of such letter of credit, shall be distributed to the Members other than the LPC Member, pro rata in accordance with their relative Indemnification Percentages.

ARTICLE VII
Conditions to Closing

7.1.                            Conditions to All Parties’ Obligations.

The obligations of the parties to consummate the Contemplated Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by Buyer and the Members’ Representative):

(a)                                 No Injunction.  No federal or state court of competent jurisdiction shall have issued any Order (whether temporary, preliminary or permanent) (collectively, the “Restraints”), in any case which is in effect and which prevents or prohibits the Contemplated Transactions; provided, that each of the parties hereto shall use its reasonable best efforts to cause any such Restraint to be vacated or lifted.

(b)                                 HSR Act.  Any applicable waiting period under the HSR Act relating to the Contemplated Transactions shall have expired or been terminated.

(c)                                  Aggregate Closing Advisory Revenue Run-Rate.  The Aggregate Closing Advisory Revenue Run-Rate shall be equal to or greater than eighty percent (80%) of the Base Date Advisory Revenue Run-Rate.

7.2.                            Conditions to the Company’s and the Members’ Obligations.

The obligations of the Company and the Members to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Members’ Representative):

(a)                                 Representations and Warranties.  The Buyer Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date) other than such inaccuracies as are de minimis.  Each of the other representations and warranties of Buyer contained in Article V hereof shall be true and correct, without regard to any qualifications as to materiality or Buyer Material Adverse Effect or any correlative term contained in such representations and warranties, as of the date of this Agreement and as of the Closing (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)                                 Performance.  Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c)                                  No Buyer Material Adverse Effect.  As of the Closing Date, there shall not exist any Buyer Material Adverse Effect.

(d)                                 Deliveries.  The Members shall have received the deliveries contemplated by Article IX.

7.3.                            Conditions to Buyer’s Obligations.

The obligations of Buyer to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

(a)                                 Representations and Warranties.  The Company Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), other than such inaccuracies as are de minimis.  Each of the other representations and warranties of the Company and the Members contained in Article III and Article IV hereof shall be true and correct, without regard to any qualifications as to materiality or Company Material Adverse Effect or any correlative term contained in such representations and warranties, as of the date of this Agreement and as of the Closing (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Performance.  The Members and the Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by the Members and the Company at or prior to the Closing.

(c)                                  No Company Material Adverse Effect.  As of the Closing Date, there shall not exist any Company Material Adverse Effect.

(d)                                 Employee Matters.  The Employment Documentation with Principal Employees shall be in full force and effect, each Principal Employee shall be performing his or her duties under the Employment Documentation and no Principal Employee shall have resigned or provided notice of his or her resignation.

(e)                                  Deliveries.  Buyer shall have received the deliveries contemplated by Article VIII.

(f)                                   Financials.  Buyer shall have received (i) the September 2018 Financials by November 15, 2018, (ii) if the Closing has not occurred on or prior to April 19, 2019, the 2018 Audit by April 25, 2019 and (iii) if the Closing has not occurred on or prior to May 14, 2019, the March 2019 Financials by May 15, 2019.

ARTICLE VIII
Deliveries by the Company and the Members at Closing

On the Closing Date, the Company and, where applicable, the applicable Members shall deliver or cause to be delivered to Buyer:

8.1.                            Closing Certificate.

A certificate signed by (a) an executive officer of the Company (but not with respect to the representations made by the Members pursuant to Article IV and the agreements required to be complied with by the Members hereunder), and (b) each Member (but only with respect to the representations made by it pursuant to Article IV and the agreements required to be complied with by him hereunder), to the effect set forth in Sections 7.3(a) and 7.3(b).

8.2.                            Escrow Agreement.

The Escrow Agreement, duly executed by the Members’ Representative.

8.3.                            FIRPTA, Section 1446(f) and IRS Form W-9.

Each Member shall deliver a duly executed Certificate of Non-Foreign Status pursuant to Treasury Regulations section 1.1445-2(b) (a “FIRPTA Certificate”) and IRS Form W-9, which shall be deemed to satisfy the requirements of Code Section 1446(f).

ARTICLE IX
Deliveries by Buyer at Closing

On the Closing Date, Buyer shall deliver or cause to be delivered to the Company and the Members’ Representative:

9.1.                            Officer’s Certificate.

A certificate signed by an authorized signatory of Buyer to the effect set forth in Sections 7.2(a) and 7.2(b).

9.2.                            Closing Cash Consideration Amount.

The Estimated Closing Cash Consideration Amount, by wire transfer of immediately available funds, to the accounts of the Members as designated in accordance with Section 2.3 of this Agreement.

9.3.                            Closing Shares.

Evidence of the issuance of the Closing Shares registered in the respective names of the Partner Members.

9.4.                            Escrow Agreement.

The Escrow Agreement, duly executed by Buyer and the Escrow Agent.

ARTICLE X
Indemnification; Survival

10.1.                     Survival.

All of the (a) agreements and covenants of the parties set forth in this Agreement requiring performance prior to the Closing and (b) representations and warranties of the parties set forth in this Agreement shall, in each case, terminate and expire, and shall cease to be of any force or effect on the date that is the eighteen (18) month anniversary of the Closing Date, and all liability and indemnification obligations with respect to such agreements, covenants, representations and warranties shall thereupon be extinguished (except to the extent a notice seeking indemnification has been delivered in writing (with a reasonable description of the facts and circumstances that form the basis for such claim to the extent known) prior to such time for any breach thereof, which then shall survive until any such claim for indemnification is resolved); provided, that the representations and warranties contained in Company Fundamental Representations, Section 3.16 (Taxes and Tax Matters), the Buyer Fundamental Representations and claims for common law fraud shall survive until the date that is the five (5) year anniversary of the Closing Date, and thereafter such representations and warranties shall terminate and expire, and shall cease to be of any force or effect.  Notwithstanding the foregoing, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given prior to such time.  All agreements and covenants of the parties set forth in this Agreement requiring performance on or after the Closing shall survive until performed in accordance with their terms.

10.2.                     Indemnification.

(a)                                 By Buyer.  Subject to the provisions of Section 10.1, from and after the Closing, Buyer agrees to indemnify, defend and hold harmless the Members, the Patriot Registered Funds, their Affiliates, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, “Member Indemnitees”) from and against all Losses incurred by any of the Member Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer in connection with this Agreement, (ii) any breach of any covenant or agreement of Buyer contained in this Agreement, (iii) any amounts owed pursuant to Section 6.11(b), or (iv) the enforcement of any of the Member Indemnitees’ indemnification rights under this Agreement.

(b)                                 By the Members.  Subject to the provisions of Section 10.1 and Section 10.2(c), from and after the Closing, each of the Members (severally, as hereinafter provided in Section 10.2(c)(vi), and not jointly) agrees to indemnify, defend and hold harmless Buyer, its Affiliates (including, following the Closing, the Company and its Subsidiaries), and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, “Buyer Indemnitees”, and together with the Member Indemnitees, each an “Indemnified Party”) from and against all Losses incurred by any of Buyer Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by such Member or the Company in this Agreement or in any certificate delivered by such Member or the Company in connection with this Agreement, (ii) any breach of any covenant or agreement of such Member contained in this Agreement, (iii) any breach of any covenant or agreement of the Company contained in this Agreement required to be performed or complied with by the Company prior to the Closing, (iv) any payment with respect to any claim by a Member or any of such Member’s shareholders or members arising out of the Contemplated Transactions or any process related thereto, including any claim of breach of fiduciary obligations or similar claim and any claim that this Agreement and/or the Contemplated Transactions were not duly approved pursuant to the applicable organizational documents, or applicable Law, (v) the enforcement of any of the Buyer Indemnitees’ indemnification rights under this Agreement, or (vi) without duplication, any Pre-Closing Taxes.

(c)                                  Limitations on Rights of Buyer Indemnitees.

(i)                               Buyer Indemnitees shall not be entitled to any indemnification with respect to any claim for indemnification arising out of or relating to matters described in Section 10.2(b)(i) (other than for breaches of Company Fundamental Representations or common law fraud), unless and until the aggregate amount of all such claims for such matters exceeds $1,500,000, in which event Buyer Indemnitees will be entitled to recover Losses arising out of or relating to such matters only to the extent in excess thereof (the “Deductible”).  The Members’ aggregate maximum liability to Buyer Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 10.2(b)(i) (other than for breaches of Company Fundamental Representations or common law fraud, which shall be capped at the aggregate purchase price, and for each Member, shall be capped at such Member’s Indemnification Percentage of the aggregate purchase price) shall not exceed an amount equal to fifteen percent (15%) of the cumulative value of (x) the total of the Closing Cash Consideration Amount and (y) Closing Shares (in an amount equal to the value of such Closing Shares as of the Closing), which value shall include any adjustment which may be made pursuant to Section 2.4 but shall exclude any adjustment pursuant to Section 2.5 (other than with respect to any payments made pursuant to Section 2.5 to address a True-Up Run-Rate Adjustment Amount) (the “Cap”) in the aggregate.  Without limiting the generality of the foregoing, any individual indemnification claim (or, in the case of a series of related claims, such series of related claims) involving Losses of less than $50,000 shall not be entitled to indemnification under Section 10.2(b)(i) and, to the extent applicable, shall not be counted toward satisfaction of the Deductible (other than for breaches of Company Fundamental Representations or common law fraud).  No Losses shall be included in determining whether the Deductible has been reached unless a notice seeking indemnification for such Losses has been given by Buyer Indemnitees to the Members in accordance with Sections 10.2(d)(i) and 10.2(d)(ii)(A).

(ii)                            Member Indemnitees shall not be entitled to any indemnification with respect to any claim for indemnification arising out of or relating to matters described in Section 10.2(a)(i) (other than for breaches of Buyer Fundamental Representations or common law fraud), unless and until the aggregate amount of all such claims for such matters exceeds the Deductible, in which event Member Indemnitees will be entitled to recover Losses arising out of or relating to such matters only to the extent in excess thereof.  Buyer’s aggregate maximum liability to Member Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 10.2(a)(i) (other than for breaches of Buyer Fundamental

Representations or common law fraud, which shall be capped at the aggregate purchase price) shall not exceed the Cap in the aggregate.  Without limiting the generality of the foregoing, any individual indemnification claim (or, in the case of a series of related claims, such series of related claims) involving Losses of less than $50,000 shall not be entitled to indemnification under Section 10.2(a)(i) and, to the extent applicable, shall not be counted toward satisfaction of the Deductible (other than for breaches of Buyer Fundamental Representations or common law fraud).  No Losses shall be included in determining whether the Deductible has been reached unless a notice seeking indemnification for such Losses has been given by the Members’ Representative to Buyer in accordance with Sections 10.2(d)(i) and 10.2(d)(ii)(A).

(iii)                         No right of indemnification hereunder shall be limited by reason of investigation or audit conducted before or after the Closing or the knowledge of a Buyer Indemnitee of any information that would cause one or more of the representations and warranties made by the Company or any Member to be inaccurate, or the decision of either party to complete the Closing.  The Buyer Indemnitees shall not be entitled to indemnification under this Agreement to the extent (1) the amounts related to the claims for indemnifiable Losses of the Buyer Indemnitees were specifically included and fully taken into account (with a specific reference to the matter described)  in the Financial Statements or the calculations of the Closing Date Net Working Capital, Closing Date Company Transaction Expenses, or Closing Date Indebtedness as finally determined pursuant to Section 2.4, or (2) that would otherwise result in double recovery for any such indemnifiable Losses.

(iv)                        An Indemnified Party shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement (the “Subject Provision”) to the extent that such Indemnified Party has already recovered or claimed Losses with respect to such matter pursuant to another provision of this Agreement and recovery under such Subject Provision would result in a duplication of recovery with respect to such matter.

(v)                           Each party will use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement.

(vi)                        Subject to Section 10.2(f)(i), in connection with any obligation for indemnification arising out of or relating to matters described in Section 10.2(b) (other than with respect to Sections 10.2(b)(i) to the extent relating to a breach of any representation or warranty made by such Member and 10.2(b)(ii)), each Member shall only be severally liable for his, her or its Indemnification Percentage of any such obligation (individually or in the aggregate) and the Buyer will (in the case of any Member whose Class A Units represent less than two percent (2%) of the outstanding equity interests in the Company, to the extent reasonably practicable), pursue each such claim or indemnification hereunder against each Member in substantially the same manner; provided, that with respect to a breach of a representation or warranty contained in Article IV or a covenant or agreement by any individual Member hereunder (with each such individual Member breach referred to herein as an “Individual Member Breach”), only such particular Member shall have an obligation for indemnification arising out of or relating to such Individual Member Breach, and the parties agree that no other Member shall be liable hereunder for any such Individual Member Breach.

(d)                                 Procedure.

(i)                               Direct Claims.  If either a Buyer Indemnitee, on the one hand, or a Member Indemnitee, on the other hand, shall have a claim for indemnification hereunder (the “Indemnitee”) for any claim other than a claim asserted by a third party, the Indemnitee shall, as promptly as is practicable, give written notice to the party from whom indemnification is sought (the “Indemnitor”) of the nature and, to the extent practicable, a good faith estimate of the amount, of the claim.  The failure to make prompt delivery of such written notice by the Indemnitee to the Indemnitor (so long as a notice pursuant to this Section 10.2(d)(i) is given before the expiration of the applicable period set forth in Section 10.1) shall not relieve the Indemnitor from any liability under this Section 10.2 with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by failure to give such notice.

(ii)                            Third-Party Actions.

(A)                               If an Indemnitee receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the Indemnitor (the “Third Party Claim”), then the Indemnitee shall promptly deliver to the Indemnitor a written notice describing, to the extent practicable, such matter in reasonable detail.  The failure to make prompt delivery of such written notice (so long as a notice pursuant to this Section 10.2(d)(ii)(A) that includes any written notice of the third party claimant is given before the expiration of the applicable period set forth in Section 10.1) shall not relieve the Indemnitor from any liability under this Section 10.2 with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by failure to give such notice.  The Indemnitee shall deliver to the Indemnitor copies of all other notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.  The Indemnitor, by notice to the Indemnitee within ten (10) days of the receipt of notice of such Third Party Claim, shall have the right, at its option and expense, to assume the defense of any such matter with its own counsel, provided that the Indemnitor shall allow the Indemnitee a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense.

(B)                               If the Indemnitor elects to assume the defense of and indemnification for any such matter, then:

(1)                                 notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter, unless the Indemnitor fails to defend diligently the action or proceeding within ten (10) days after receiving notice of such failure from the Indemnitee;

(2)                                 each party shall reasonably cooperate, and cause its Affiliates to reasonably cooperate, in the defense or prosecution of any Third Party Claim, and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; and

(3)                                 the Indemnitor shall not, without the written consent of the Indemnitee, which shall not be unreasonably withheld or delayed, settle or compromise any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Action) or consent to the entry of any judgment which (i) does not, to the extent that the Indemnitee may have any liability with respect to such Action, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release of the Indemnitee from all liability in respect of such Action, (ii) imposes injunctive or other equitable relief on the Indemnitee or any of its Affiliates, or (iii) involves a finding or admission of any violation of applicable Law by the Indemnitee or any of its Affiliates.

(C)                               If the Indemnitor elects not to assume the defense of and indemnification for such matter, then the Indemnitee shall defend such matter with the assistance of counsel selected by the Indemnitee; provided, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnitor (such consent not to be unreasonably withheld, conditioned or delayed).

(D)                               The procedures in this Section 10.2(d)(ii) shall not apply to direct claims of Member Indemnitees or Buyer Indemnitees.

(e)                                  Exclusive Remedies Following the Closing Date.  Following the Closing, except with respect to claims for common law fraud, the indemnification provisions of this Section 10.2 shall be the sole and exclusive remedy for monetary damages of Buyer Indemnitees and Member Indemnitees, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the Contemplated Transactions, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein.

(f)                                   Indemnity Escrow Fund; Offset.

(i)                               Notwithstanding anything to the contrary contained in this Agreement, the Buyer Indemnitees hereby agree that (x) any amount payable to the Buyer Indemnitees in respect of any Loss recoverable pursuant to this Article X shall (1) when finally determined, be satisfied first from the Indemnity Escrow Fund in accordance with the terms of this Agreement and the Escrow Agreement and (2) second be offset against any amount otherwise payable by Buyer to the Members under this Agreement pursuant to Section 2.5 and (y) any amounts offset by Buyer pursuant to this Section 10.2(f) (to the extent the indemnification obligation arose from the breach of any representations or warranties or covenants of the Company set forth in this Agreement), shall be offset, severally but not jointly, on a ratable basis against each of the Members in accordance with their respective Indemnification Percentages. For the avoidance of doubt, the Indemnity Escrow Fund and such offset from the Indemnity Escrow Fund shall be the sole source of recovery for Losses recoverable by the Buyer Indemnitees pursuant to this Article X (other than for breaches of covenants hereunder, Company Fundamental Representations or common law fraud).  Notwithstanding the foregoing, in the event the Members’ Representative obtains a non-appealable judgment that any amounts offset by Buyer should be paid instead to the Members, or the Members’ Representative and Buyer agree to resolve any pending claim by Buyer which results in any amounts previously set off by Buyer instead being paid to the Members, any amounts so offset shall be promptly paid (and in any event within five (5) Business Days of such determination) to the Members in accordance with their respective Indemnification Percentages, plus accrued interest on such amounts, compounded annually, from the date such amounts would have otherwise been payable to the Members but for the operation of this Section 10.2(f) at the same interest rate then borne by Buyer’s term debt under its credit facility; provided, that, if there is a default by Buyer of the repayment obligation in the preceding sentence, then, without limiting any of the Members’ remedies herein, the applicable interest rate shall be the same interest rate as market unsecured borrowing rates.

(ii)                            On the date which is twelve (12) months after the Closing Date (the “Initial Indemnity Escrow Release Date”), Buyer and the Members’ Representative shall deliver a joint written notice instructing the Escrow Agent to release to the Members’ Representative:

(A)                               an amount from the Indemnity Escrow Fund equal to the amount, if any, by which one third (1/3) of the initial cash portion of the Indemnity Escrow Fund exceeds the sum of (x) all cash amounts paid to Buyer from the Indemnity Escrow Fund prior to the Initial Indemnity Escrow Release Date plus (y) eighty five percent (85%) of the Claimed Indemnification Amount; and

(B)                               a number of shares of Class B Common Stock from the Indemnity Escrow Fund equal to the amount, if any, by which one third (1/3) of the initial share portion of the Indemnity Escrow Fund exceeds the sum of (x) all shares delivered to Buyer from the Indemnity Escrow Fund prior to the Initial Indemnity Escrow Release Date plus (y) the number of shares that is fifteen percent (15%) of (I) the Claimed Indemnification Amount divided by (II) the twenty (20) day Average VWAP on the Initial Indemnity Escrow Release Date, for disbursement to each Member in accordance with such Member’s Indemnification Percentage.

(iii)                         On the date which is eighteen (18) months after the Closing Date (the “Final Indemnity Escrow Release Date”), Buyer and the Members’ Representative shall deliver a joint written notice instructing the Escrow Agent to release to the Members’ Representative:

(A)                               an amount from the Indemnity Escrow Fund equal to the amount, if any, by which the remaining cash portion of the Indemnity Escrow Fund exceeds eighty five percent (85%) of the Claimed Indemnification Amount; and

(B)                               a number of shares of Class B Common Stock from the Indemnity Escrow Fund equal to (x) the amount, if any, by which (i) the remaining share portion of the Indemnity Escrow Fund multiplied by the twenty (20) day Average VWAP on such date, exceeds (ii) fifteen percent (15%) of the Claimed Indemnification Amount, divided (y) such twenty (20) day Average VWAP, for disbursement to each Member in accordance with such Member’s Indemnification Percentage.

Promptly following resolution of all claims for indemnification that were pending as of the Final Indemnity Escrow Release Date pursuant to a notice of claim which had been timely delivered in accordance with Section 10.2(d), Buyer and the Members’ Representative shall deliver a joint written notice instructing the Escrow Agent to release the Indemnity Escrow Fund remaining in the Indemnity Escrow Fund, if any, to the Members’ Representative for disbursement to each Member in accordance with such Member’s Indemnification Percentage.

(g)                                  Materiality.  In all cases in determining whether there has been a breach of a representation or warranty or calculating the amount of any Loss with respect to a breach of any representation or warranty set forth herein, such representations and warranties shall be read without regard to any materiality qualifier (including reference to Company Material Adverse Effect or Buyer Material Adverse Effect) contained therein, except with respect to the representations and warranties set forth in Sections 3.6, 3.7, 5.8(b) and 5.12 or any references to “Material Contracts”.

(h)                                 Tax Treatment.  For Tax purposes, the parties shall treat any payment made pursuant to Article X as an adjustment to the purchase price for income Tax purposes, except to the extent required by Section 483 or 1274 of the Code, unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code, or any analogous provision of applicable state, local or non-U.S. law.

ARTICLE XI
Termination

11.1.                     Termination.

This Agreement may be terminated prior to the Closing and the Contemplated Transactions may be abandoned:

(a)                                 at any time, by mutual written agreement of the Members’ Representative and Buyer; or

(b)                                 at any time, by either the Members’ Representative or Buyer if any Restraint having any of the effects set forth in Section 7.1(a) of this Agreement shall be in effect and have become final and non-appealable; or

(c)                                  by written notice from Buyer, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Members or the Company set forth herein shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 7.3(a) or 7.3(b), and (ii) after receipt by the Members’ Representative of written notice from Buyer of such breach or failure to perform, cannot be cured on or prior to June 11, 2019 (the “End Date”); provided, that Buyer is not then in material breach with respect to any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(d)                                 by written notice from the Members’ Representative, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer set forth herein shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 7.2(a) or 7.2(b), and (ii) after receipt by Buyer of written notice from the Members’ Representative of such breach or failure to perform, cannot be cured on or prior to the End Date; provided that the Members and the Company are not then in material breach with respect to any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(e)                                  by written notice by either the Members’ Representative or Buyer to the other party, at any time after the End Date if the Closing shall not have occurred on or prior to such date; provided, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to such party if the action or inaction of the Members, the Company or any of their respective Affiliates, or Buyer of any of its Affiliates, as applicable, has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

11.2.                     Procedure and Effect of Termination.

In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by the Members’ Representative to Buyer or by Buyer to the Members’ Representative, as applicable, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties.  If this Agreement is terminated pursuant to Section 11.1, no party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 11.2, and Section 6.7 (Public Announcements) and Article XII and by the provisions of the Confidentiality Agreement and the Company, on the one hand, and Buyer, on the other hand, shall share equally in any Consent Expenses or filing fees pursuant to the HSR Act incurred as of the time of such termination; provided, further, that nothing herein shall relieve a defaulting or breaching party from any liability or damages arising out of its intentional and material breach of any covenant or agreement in this Agreement prior to such termination; provided, further, without limitation of the foregoing or the remedies of the non-defaulting or non-breaching party, the defaulting or breaching party shall be liable for 100% of any Consent Expenses or filing fees pursuant to the HSR Act incurred as of the time of such termination.

ARTICLE XII
Miscellaneous

12.1.                     Members’ Representative.

(a)                                 Appointment of Members’ Representative.  Each of the Members hereby constitutes and irrevocably appoints, effective from and after the date hereof, the Members’ Representative as such Member’s sole and exclusive agent and attorney-in-fact to act as Members’ Representative under this Agreement in accordance with the terms of this Section 12.1.  In the event of the dissolution, resignation, death or incapacity of any Person comprising the Members’ Representative, a successor reasonably satisfactory to Buyer shall thereafter be appointed by an instrument in writing signed by such successor and by those Members who, immediately prior to the date hereof, held a majority of the outstanding Class A Units held by all Members, and such appointment shall become effective as to any such successor when a copy of such instrument shall have been delivered to Buyer.

(b)                                 Authority.  The Members’ Representative is hereby authorized and empowered to act exclusively for, and on behalf of, any or all of the Members (with full power of substitution in the premises) in connection with (i) the indemnity provisions of Article X as they relate to the Members generally, (ii) the provisions of Article II, including the Closing Consideration Adjustment and (iii) such other matters as are reasonably necessary for the consummation of the Contemplated Transactions including, without limitation, (A) to receive all payments owing to the Members after the Closing under this Agreement, (B) to terminate, amend, waive any provision of, or abandon, this Agreement, (C) to act as the representative of the Members to review and authorize all claims and disputes or question the accuracy thereof, (D) to negotiate and compromise on their behalf with Buyer any claims asserted thereunder and to authorize payments to be made with respect thereto, (E) to take such further actions as are authorized in this Agreement, and (F) in general, do all things and perform all acts, including, without limitation, executing and delivering all agreements, certificates, receipts, consents, elections, instructions and other documents contemplated by or deemed by the Members’ Representative to be necessary or desirable in connection with this Agreement and the Contemplated Transactions.  Buyer shall be entitled to rely on such appointment and to treat the Members’ Representative as the duly appointed attorney-in-fact of each Member.  For the avoidance of doubt, no claims under this Agreement may be asserted and no Actions brought by any of the Members in their individual capacity as any claims should be asserted, and any Actions brought, by the Members’ Representative.  The Members shall cooperate with the Members’ Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder.  Each Member by execution of this Agreement, and without any further action, confirms such appointment and authority.  Notices given to the Members’ Representative in accordance with the provisions of this Agreement shall constitute notice to the Members for all purposes under this Agreement.

(c)                                  Extent and Survival of Authority.  The appointment of the Members’ Representative is an agency coupled with an interest and is irrevocable and any action taken by the Members’ Representative pursuant to the authority granted in this Section 12.1 shall be effective and absolutely binding on each Member notwithstanding any contrary action of or direction from such Member, except for actions or omissions of the Members’ Representative constituting willful misconduct or gross negligence.  The death or incapacity, or dissolution or other termination of existence, of any Member shall not terminate the authority and agency of the Members’ Representative.  Buyer in dealing with the Members’ Representative may conclusively and absolutely rely, without inquiry, upon any act of the Members’ Representative as the act of the Member, all of which actions shall be final and binding upon the Members and Buyer shall not have any liability for any Losses incurred by the Members’ Representative or any actions taken or omitted to be taken in accordance with or in reliance upon actions of the Members’ Representative, including in respect of the release or distribution of any amounts from the Indemnity Escrow Fund or the Adjustment Escrow Fund.

(d)                                 Release from Liability; Indemnification.  Each Member hereby releases each Person comprising the Members’ Representative from, and each Member agrees to indemnify each Person comprising the Members’ Representative against, liability for any action taken or not taken by such Person in his or its capacity as such (including the expenses referred to in Sections 2.4(e) and 12.1(e) hereof), except for the liability of such Person to a Member for loss which such Member may suffer from the willful misconduct or gross negligence of such Person in carrying out his or its duties hereunder.  No Person comprising the Members’ Representative shall be liable to any Member or to any other Person (other than Buyer), with respect to any action taken or omitted to be taken by the Members’ Representative in his or its role as Members’ Representative under or in connection with this Agreement, unless such action or omission results from or arises out of willful misconduct or gross negligence on the part of the Members’ Representative, and no Person comprising the Members’ Representative shall be liable to any Member in the event that, in the exercise of his or its reasonable judgment, such Person believes there will not be adequate resources available to cover potential costs and expenses to contest a claim made by Buyer against the Members.

(e)                                  Reimbursement of Expenses.  The Members’ Representative shall receive no compensation for service as such but each Person comprising the Member’s Representative shall receive reimbursement from the Members pro rata in accordance with their respective Indemnification Percentage for any and all expenses, charges and liabilities, including, but not limited to, reasonable attorneys’ fees, incurred by the Persons comprising the Members’ Representative in the performance or discharge of their duties pursuant to this Section 12.1.

12.2.                     Expenses.

Except as otherwise specifically set forth herein, all fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided, that except as otherwise specifically set forth herein, all fees and expenses incurred by the Company prior to the Closing shall be borne by the Members.

12.3.                     Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by electronic mail, so long as a receipt of such electronic mail is requested and received, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.3):

If, prior to the Closing
to the Company:	Harvest Volatility Management, LLC
420 Lexington Avenue, Suite 2620
New York, NY 10170
Attn: Curt Brockelman, Jr.
Richard Selvala, Jr.
	Email:	curt.brockelman@hvm.com
rselvala@hvm.com

With a copy (which shall not constitute notice) to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attn: Craig A. Sklar
Gerhard Anderson
	Email:	sklar@sewkis.com
anderson@sewkis.com

If to the Members or
the Members’
Representative:		LPC Harvest, LP
Lincoln Peak Capital Management, LLC
177 Huntington Avenue, 19th Floor
Boston, MA 02115
Attn: Anthony Leness
Seth Brennan
	Email:	tony@lincolnpeakcapital.com
seth@lincolnpeakcapital.com

and

Perch Bay Group LLC
c/o Harvest Volatility Management, LLC
420 Lexington Avenue, Suite 2620
New York, NY 10170
Attn: Curt Brockelman, Jr.
	Email:	curt.brockelman@hvm.com

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178-0060
Attn: Robert Goldbaum
Nathan Pusey
	Email:	Robert.goldbaum@morganlewis.com
Nathan.pusey@morganlewis.com

If to Buyer or, following
the Closing, the Company:		c/o Victory Capital Holdings, Inc.
4900 Tiedeman Road 4th Floor
Brooklyn, OH 44144
Attn: Michael Policarpo
Nina Gupta

Email:	mpolicarpo@vcm.com
ngupta@vcm.com

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: David K. Boston
Danielle Scalzo
E-mail:	dboston@willkie.com
dscalzo@willkie.com

12.4.                     Governing Law.

This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such state, including all matters of construction, validity and performance.

12.5.                     Entire Agreement.

This Agreement, together with the Annexes, Exhibits and Schedules hereto, the Company Disclosure Schedule, the Ancillary Documents and the Confidentiality Agreement, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written.

12.6.                     Severability.

Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent:  (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

12.7.                     Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyer and the Members’ Representative; provided that the observance of any provision of this Agreement may be waived in writing by the party, and in the case of the Members, by the Members’ Representative, that will lose the benefit of such provision as a result of such waiver.  Notwithstanding anything to the contrary contained herein, Sections 12.4, 12.7, 12.9, 12.12, 12.14 and 12.18 may not be amended, modified, waived or terminated in a manner that adversely affects in any respect the Financing Sources without the prior written consent of such Financing Source.

12.8.                     Effect of Waiver or Consent.

No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder.  No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power.  Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

12.9.                     Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns.  Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise (it being agreed that (a) each of the Financing Sources is an express third party beneficiary of, and shall be entitled to rely on and enforce, Sections 12.4, 12.7, 12.9, 12.12, 12.14, and 12.18 of this Agreement, and (b) each of the Patriot Funds is an express third party beneficiary of, and shall be entitled to rely and enforce, Section 12.17 of this Agreement).

12.10.              Assignability.

This Agreement shall not be assigned by the Company prior to the Closing or any Member at any time without the prior written consent of Buyer.  This Agreement shall not be assigned by the Company following the Closing or Buyer at any time without the prior written consent of the Members’ Representative; provided the Company and/or Buyer may assign or delegate its rights or obligations under this Agreement to any one of its Affiliates or to any Financing Sources pursuant to the terms of the Financing, including for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such Financing, without the consent of any other party hereto.  Any purported assignment in contravention of the foregoing shall be for all purposes null and void.

12.11.              Disclosure Schedules.

The information set forth in the Company Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract.  The Company Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Members, the Company and Buyer, respectively, contained in this Agreement.  Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant.  Matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Company Disclosure Schedule.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

12.12.              Jurisdiction; Court Proceedings; Waiver of Jury Trial.

Any Action against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of New York in New York County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Action; provided, that a final non-appealable judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  The parties hereto acknowledge and agree that (i) any dispute as to whether a termination of a Principal Employee’s employment was a Permissible Termination or a resignation for Good Reason (as such terms are defined in the Employment Documentation), in each case, prior to the expiration of the Third Earnout Period, shall be resolved in single action pursuant to this Section 12.12 and that, in the event that such action is initiated by or against either the Members’ Representative under this Agreement or the applicable Principal Employee under the Employment Documentation, the other of the Members’ Representative or such Principal Employee shall be provided with notice of such action and afforded an opportunity to join such action and (ii) any final non-appealable judgment in accordance with this Section 12.12 (or any binding settlement in accordance with the terms of this Agreement) regarding whether a termination of a Principal Employee was a Permissible Termination or a resignation for Good Reason pursuant to the Employment Documentation, whether initiated by or against the applicable Principal Employee under such Principal Employee’s Employment Documentation or by or against the Members’ Representative under this Agreement, shall be final, non-appealable and binding on all parties for all purposes of this Agreement and the Employment Documentation.  Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Action in any federal or state court located in the State of New York in New York County, (b) any claim that any such Action brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Action.  To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Action in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.  Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Action.

12.13.              No Other Duties.

The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

12.14.              Specific Performance.

(a)                                 The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to seek equitable relief.  Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

(b)                                 Notwithstanding anything to the contrary in this Agreement, the Members shall be entitled to specific performance of Buyer’s obligation to pay the Closing Cash Consideration Amount and the Closing Shares only if (i) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than those conditions which by their nature cannot be satisfied until the Closing, but which conditions are, at the time that the Members seek specific performance pursuant to this Section 12.14(b), reasonably capable of being satisfied if the Closing were to occur at such time), (ii) Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.1, and (iii) the Members irrevocably confirm in writing that the Members are prepared to consummate the Closing and, if specific performance is granted, then the Closing will occur.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company, the Members or their respective Affiliates be entitled to, or permitted to seek, specific performance in respect of any Financing Source under the terms of this Agreement, and nor shall there be any right of the Company, the Members or their respective Affiliates, or any obligation of the Buyer or any of its Affiliates to enforce specifically any of the Buyer’s and its Affiliates’ respective rights under the Commitment Letter or any other agreements relating to the financings contemplated thereby.

12.15.              Counterparts.

This Agreement may be executed by facsimile or PDF signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

12.16.              Further Assurance.

If at any time after the Closing any further action is necessary or desirable to fully effect the Contemplated Transactions, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

12.17.              No Recourse.

Notwithstanding anything to the contrary contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, each of the parties (on behalf of itself and its Affiliates) acknowledges and agrees that this Agreement may only be enforced against, and any claims that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, may only be made against, the parties to this Agreement, and no Affiliate of Buyer that is not a party to this Agreement, shall have any obligation hereunder or in connection herewith or any liability for any obligation of any of the parties to this Agreement or for any claim based upon, arising out of or relating to the Contemplated Transactions, whether by enforcement of any judgment, fine or penalty, by any legal or equitable action, suit or proceeding, by virtue of any applicable Law or otherwise.  Notwithstanding anything to the contrary contained herein, each of the parties hereto, each on behalf of itself and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, Affiliates or agents, hereby (i) acknowledge that none of the Patriot Funds or the directors or trustees thereof shall have any liability under this Agreement or for any claim based on, in respect of, or by reason of, the Contemplated Transactions, (ii) waive any rights or claims against any of the Patriot Funds or the directors or trustees thereof in connection with this Agreement, whether at law or equity, in contract, in tort or otherwise, and (iii) agree not to commence (and if commenced agree to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Patriot Fund or the directors or trustees thereof in connection with this Agreement or the Contemplated Transactions.

12.18.              Financing Sources.

Notwithstanding anything to the contrary contained herein, the Company and the Members, each on behalf of itself and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, Affiliates or agents (the foregoing, collectively the “Company Related Parties”), hereby (a) acknowledge that none of the Financing Sources shall have any liability under this Agreement or for any claim based on, in respect of, or by reason of, the Contemplated Transactions, including, but not limited to, any dispute related to, or arising from, the Financing, the Commitment Letter or the performance thereof, (b) waive any rights or claims against any of the Financing Sources in connection with this Agreement, the Financing or the Commitment Letter, whether at law or equity, in contract, in tort or otherwise, and (c) agree not to commence (and if commenced agree to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Source in connection with this Agreement, the Financing, the Commitment Letter or the Contemplated Transactions.  With respect to any dispute or proceeding relating to the Financing Sources and this Agreement or any of the Contemplated Transactions, including but not limited to any dispute arising out of or relating in any way to the Financing or the performance thereof, the Company and the Members, on behalf of themselves and the other Company Related Parties, (i) submit to the exclusive jurisdiction of the courts of the State of New York or federal courts of the United States of America, in each case, sitting in the Borough of Manhattan, and any appellate court from any thereof (the courts described in this clause (i), the “Applicable Courts”), and agree that all claims in respect of any such litigation may be heard and determined only in the Applicable Courts, (ii) waive, to the fullest extent it may legally do so, any objection which they may now or hereafter have to the laying of venue of any proceeding in any Applicable Court, (iii) waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such proceeding in any Applicable Court, (iv) irrevocably and unconditionally waive any right to a trial by jury, and (v) agree that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit in on the judgment or any other manner provided by law.

12.19.              Legal Representation.

In any dispute or claim arising under or in connection with this Agreement, including under Section 10.2, the Members shall have the right, at their election, to retain the firm of Seward & Kissel LLP to represent them in such matter.  Buyer and, following the Closing, the Company, for themselves and for their respective successors and assigns, hereby irrevocably waive any objection and consent to any such representation in any such matter.  Buyer, for itself, the Company, and Buyer’s successors and assigns, hereby irrevocably acknowledges and agrees that all communications between the Company, the Members and their counsel made in connection with the negotiation, preparation, execution, delivery and Closing under, or after the Closing between the Members and such counsel in connection with any dispute or claim arising under or in connection with, this Agreement, or any matter relating to any of the foregoing, are privileged communications, such privilege belongs solely to the Members, and none of Buyer, the Company or any Person purporting to act on behalf of or through Buyer or the Company, will seek to obtain the same by any process.  For the avoidance of doubt and notwithstanding anything to the contrary herein, in the event that a dispute arises between Buyer or any of the Company or its Subsidiaries and a third party other than a Member after the Closing, the Company or its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Seward & Kissel LLP to such third party.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

VICTORY CAPITAL HOLDINGS, INC.

By:	/s/ David C. Brown
Name:	David C. Brown
Title:	Chairman and CEO

[Signature Page to Purchase Agreement]

HARVEST VOLATILITY MANAGEMENT, LLC

By:	/s/ Curtis F. Brockelman, Jr.
Name:	Curtis F. Brockelman, Jr.
Title:	Managing Member

[Signature Page to Purchase Agreement]

MEMBERS’ REPRESENTATIVE

/s/ Curtis F. Brockelman, Jr.
Curtis F. Brockelman, Jr.

LPC HARVEST, LP

By: LPC Harvest GP, LLC
its General Partner

By:	/s/ Anthony H. Lewis
Name:	Anthony H. Lewis
Title:	Authorized Representative

[Signature Page to Purchase Agreement]

MEMBERS OF HARVEST VOLATILITY MANAGEMENT, LLC

LPC HARVEST, LP

By: LPC Harvest GP, LLC
its General Partner

By:	/s/ Anthony H. Lewis
Name:	Anthony H. Lewis
Title:	Authorized Representative

/s/ Richard L. Selvala, Jr.
Richard L. Selvala, Jr.

ALISA BROCKELMAN 2012 FAMILY TRUST

By:	/s/ Adam Guren
Name: Adam Guren
Title: Trustee

PERCH BAY GROUP LLC

By:	/s/
Name:	Curtis F. Brockelman, Jr.
Title:	Managing Member

/s/ Allan Kennedy
Allan Kennedy

/s/ John Replogle
John Replogle

PETER M SACERDOTE INVESTMENT PARTNERS, LP

By:	/s/ Alexander Sacerdote
Name: Alexander Sacerdote
Title: GP

[Signature Page to Purchase Agreement]

AZURE, LLC

By:	/s/ A. Lee Herring, II
Name: A. Lee Herring, II
	Title:	President, Kestrel Management Corporation, as Manager of Azure, LLC

/s/ Mark G. Grohe
Mark F. Grohe

/s/ Richard L. Selvala Sr.
Richard L. Selvala, Sr

/s/ George W. Henderson, III
George W. Henderson, III

/s/ Joseph Steinberg
Joseph Steinberg

SG-SGH Partners LLC
By: The Stephens Group, LLC its Manager

By:	/s/ Ronald M. Clark
Name: Ronald M. Clark
Title: COO & General Counsel

/s/ Dennis Davitt
Dennis Davitt

/s/ Carl Joshua Silva
Carl Joshua Silva

[Signature Page to Purchase Agreement]